The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the depositary shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the depositary shares and it is not soliciting an offer to buy the depositary shares in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155997

Subject to completion, dated February 2, 2010

Prospectus Supplement

(To prospectus dated December 5, 2008)

             Depositary Shares,

Representing Interests in Series B Common Stock Equivalent

We are offering              depositary shares, each of which represents a 1/100th interest in a share of a series of our preferred stock designated as the Series B Common Stock Equivalent (the “Common Stock Equivalent”) and entitles the holder of such depositary share, through the depository, to a proportional fractional interest in the rights and preferences of such share of Common Stock Equivalent represented by the depositary share, including conversion, dividend, liquidation and voting rights. Each share of Common Stock Equivalent has a liquidation amount of $             and is initially subject to conversion as described below into 100 shares of our common stock (and, correspondingly, each depositary share is initially subject to conversion into one share of our common stock).

We have agreed to use our reasonable best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than August 15, 2010 (the “approval deadline”), at which we will seek to obtain the requisite stockholder approval of an amendment to our restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit the full conversion of the Common Stock Equivalent into shares of our common stock. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained. On the first business day following such stockholder approval (i) the Common Stock Equivalent will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 100 shares of our common stock for each share of Common Stock Equivalent (the “conversion rate”), which is equivalent to one share of our common stock for each depositary share; and (ii) all shares of our Common Stock Equivalent will cease to exist.

Our board of directors may not declare or pay any dividend or make any distribution (including regular quarterly dividends) in respect of our common stock, unless it declares and pays to the holders of the Common Stock Equivalent, at the same time and on the same terms as holders of our common stock, a corresponding dividend based on the number of shares into which the Common Stock Equivalent is then convertible. If we fail to obtain stockholder approval for the amendment described above by the approval deadline, thereafter, non-cumulative cash dividends will be payable on the Common Stock Equivalent in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%.

Holders of the Common Stock Equivalent will be entitled to vote on an as-converted basis, together with holders of our common stock, on all matters upon which the holders of common stock are entitled to vote, except on the amendment to increase the number of authorized shares of our common stock. Holders of the Common Stock Equivalent will have certain additional voting rights in the case of certain dividend arrearages and other corporate actions affecting the Common Stock Equivalent.

In the event of our liquidation, holders of our Common Stock Equivalent will be entitled to a liquidation preference before any distribution is made to holders of our common stock or other stock of ours ranking junior to the Common Stock Equivalent, and will be entitled to participate with holders of our common stock in the event of excess assets upon our liquidation as described herein.

The Common Stock Equivalent is not redeemable. The Common Stock Equivalent will rank senior to our common stock and any other class or series of our capital stock the terms of which expressly provide that it ranks junior to our Common Stock Equivalent; equal with any class or series of our capital stock the terms of which do not expressly provide that such class or series will rank senior or junior to our Common Stock Equivalent, including our Fixed Rate Cumulative Perpetual Preferred Stock, Series A; junior to all of our existing and future debt obligations, including any secured debt obligations; and effectively junior to all existing and future debt obligations (including trade payables) of our subsidiaries.

Concurrently with this offering, we are offering 7,500,000 shares of our common stock (or a total of 8,625,000 shares if the underwriter in that offering exercises its option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. Each of this offering and the common stock offering is contingent on completion of the other offering.

We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “UMPQ.” The last reported sale price of our common stock on The NASDAQ Global Select Market on February 1, 2010 was $11.86.

Investing in the depositary shares involves a high degree of risk. See “Risk Factors” beginning on page S-25 of this prospectus supplement.

	Per Depositary Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The depositary shares and the Common Stock Equivalent are not deposit or savings accounts. The depositary shares and the Common Stock Equivalent are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

We have granted the underwriter the option to purchase within 30 days from the date of this prospectus supplement up to an additional              depositary shares at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments.

We expect that delivery of the depositary shares will be made to investors in book-entry form through The Depository Trust Company on or about February     , 2010.

J.P. Morgan

February     , 2010

S-i

About this prospectus supplement

We provide information to you about our depositary shares, each of which represents a 1/100th interest in a share of a series of our preferred stock designated as the Series B Common Stock Equivalent, in two separate documents. First, this prospectus supplement describes the specific terms of this offering of our depositary shares and Common Stock Equivalent and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. Second, the accompanying prospectus provides general information about securities we may offer from time to time, including securities other than the depositary shares and Common Stock Equivalent being offered by this prospectus supplement. Some of the information in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the depositary shares and Common Stock Equivalent in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page 6 of the accompanying prospectus and page S-85 of this prospectus supplement.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

References to “Umpqua,” “the Company,” “we,” “our,” or “us” in this prospectus supplement refer to Umpqua Holdings Corporation, an Oregon corporation, unless otherwise specified or the context otherwise requires. References to “Umpqua Bank” or “the Bank” refer to Umpqua Bank, an Oregon state-chartered bank, and references to “Umpqua Investments” refer to Umpqua Investments, Inc.

S-ii

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement.

Other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement:

•

Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2009 annual meeting of shareholders;

•

Our definitive Proxy Statement in connection with our 2009 annual meeting of shareholders filed March 2, 2009 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	Quarterly Reports on Form 10-Q (as amended) for the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009;

•

Current Reports on Form 8-K filed on January 27, 2010 (Item 1.01); January 27, 2010 (Item 2.02 and Item 9.01); January 21, 2010; December 17, 2009; September 15, 2009; August 19, 2009; August 17, 2009; August 11, 2009; June 16, 2009 (Item 8.01 only); April 21, 2009; April 15, 2009; April 2, 2009; March 12, 2009; February 24, 2009; and January 20, 2009; and

•	The description of our common stock contained in our Current Report on Form 8-K filed May 30, 2008, including any amendment or report filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the phone number below:

Steven L. Philpott

Executive Vice President, General Counsel and Secretary

Umpqua Holdings Corporation

675 Oak Street, Suite 200

PO Box 1560

Eugene, Oregon 97440

(541) 434-2997

S-iii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in them include forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements that expressly or implicitly predict future results, performance or events. Statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. We make forward-looking statements regarding projected sources of funds, use of proceeds, availability of acquisition and growth opportunities, regulatory approval to repay TARP funds, dividends, adequacy of our allowance for loan and lease losses and provision for loan and lease losses, our commercial real estate portfolio and subsequent charge-offs. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the SEC, including Item 1A of our Annual Report on Form 10-K as updated and supplemented in our filings on Form 10-Q and Form 8-K, and the following:

•	our ability to attract new deposits and loans and leases;

•	demand for financial services in our market areas;

•	competitive market pricing factors;

•	deterioration in economic conditions that could result in increased loan and lease losses;

•	risks associated with concentrations in real estate related loans;

•	market interest rate volatility;

•	stability of funding sources and continued availability of borrowings;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth;

•	our ability to recruit and retain key management and staff;

•	availability of, and competition for, FDIC-assisted acquisition opportunities;

•	risks associated with merger and acquisition integration;

•	significant decline in the market value of the Company that could result in an impairment of goodwill;

•	our ability to raise capital or incur debt on reasonable terms;

•	regulatory limits on the Bank’s ability to pay dividends to the Company;

•	effectiveness of the Emergency Economic Stabilization Act of 2008 (“EESA”) and other legislative and regulatory efforts to help stabilize the U.S. financial markets;

S-iv

•	future legislative or administrative changes to the TARP Capital Purchase Program enacted under EESA; and

•

the impact of the EESA and the American Recovery and Reinvestment Act (“ARRA”) and related rules and regulations on the Company’s business operations and competitiveness, including the impact of executive compensation restrictions, which may affect the Company’s ability to retain and recruit executives in competition with other firms who do not operate under those restrictions.

For a more detailed discussion of some of the risk factors, see the section entitled “Risk Factors” beginning on p. S-25. We do not intend to update any factors or to publicly announce revisions to any of our forward-looking statements. You should consider any forward looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

S-v

Summary

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated therein by reference.

Umpqua Holdings Corporation

Umpqua Holdings Corporation is a financial holding company and parent company of Umpqua Bank, an Oregon state chartered bank, and Umpqua Investments, Inc., a registered broker-dealer and investment advisor. At December 31, 2009, we had consolidated total assets of $9.4 billion, deposits of $7.4 billion and shareholders’ equity of $1.6 billion. Umpqua Holdings Corporation is an Oregon corporation headquartered in Portland, Oregon. Our principal executive offices are located at Umpqua Bank Plaza, One SW Columbia Street, Suite 1200, Portland, Oregon 97258 and our telephone number is (503) 727-4100.

We engage primarily in the business of commercial and retail banking and the delivery of retail brokerage services. Umpqua Bank provides a wide range of banking, mortgage banking and other financial services to corporate, institutional and individual customers. Umpqua Bank is an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 162 locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast and in Central Oregon. Umpqua Investments has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and offers a full range of investment products and services including: stocks, fixed income securities (municipal, corporate, and government bonds, CDs, and money market instruments), mutual funds, annuities, options, retirement planning, money management services, life insurance, disability insurance and medical supplement policies. Umpqua Bank’s Private Bank Division provides tailored financial services and products to individual customers.

Prior to 2004, Umpqua Bank operated primarily in the Portland metropolitan and Willamette Valley areas of Oregon along the I-5 corridor, southern Oregon, and the Oregon coast. During the third quarter of 2004, we completed the acquisition of Humboldt Bancorp, which at the time of the acquisition had total assets of approximately $1.5 billion and 27 branches located throughout Northern California. On June 2, 2006, we completed the acquisition of Western Sierra Bancorp and its principal operating subsidiaries, Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank. At the time of the acquisition, Western Sierra Bancorp had total assets of approximately $1.5 billion and 31 branches located throughout Northern California. On April 26, 2007, we completed the acquisition of North Bay Bancorp and its principal operating subsidiary, The Vintage Bank, along with its Solano Bank division. At the time of the acquisition, North Bay Bancorp had total assets of approximately $727.6 million and 10 Northern California branches located in the Napa area and in the communities of St. Helena, American Canyon, Vacaville, Benicia, Vallejo and Fairfield. On January 16, 2009, the Washington Department of Financial Institutions closed the Bank of Clark County, Vancouver, Washington, and appointed the FDIC as its receiver. Umpqua Bank entered into a purchase and assumption agreement with the FDIC to purchase certain assets and assume the insured non-brokered deposit balances of the Bank of Clark County, representing two branches, at no premium. On January 22, 2010, the Washington Department of Financial Institutions closed EvergreenBank, Seattle, Washington. Umpqua Bank entered into a whole bank purchase and assumption agreement with the FDIC to assume all of the deposits of EvergreenBank and purchase essentially all of the assets. The FDIC and Umpqua Bank entered into a loss-share transaction on $374.8 million of EvergreenBank’s assets. Umpqua Bank will share in the losses on the asset pools covered under the loss-share agreement. EvergreenBank’s seven Seattle metropolitan area branches opened as Umpqua Bank stores on January 25, 2010. See “—Recent Developments”.

We are considered one of the most innovative community banks in the United States, combining a retail product delivery approach with an emphasis on quality-assured personal service. Umpqua Bank has evolved from a traditional community bank into a community-oriented financial services retailer by implementing a variety of retail marketing strategies to increase revenue and differentiate ourselves from our competition.

Along with our subsidiaries, we are subject to the regulations of state and federal agencies and undergo periodic examinations by these regulatory agencies. See “Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our business strategy

Our principal objective is to become the leading community-oriented financial services retailer throughout the Pacific Northwest and Northern California. We plan to continue the expansion of our market from Seattle to San Francisco, primarily along the I-5 corridor. We intend to continue to grow our assets and increase profitability and shareholder value by differentiating ourselves from competitors through the following strategies:

Capitalize on innovative product delivery system.    Our philosophy has been to develop an environment for the customer that makes the banking experience enjoyable. With this approach in mind, we have developed a unique store concept that offers “one-stop” shopping and includes distinct physical areas or boutiques, such as a “serious about service center,” an “investment opportunity center” and a “computer café,” which make the Bank’s products and services more tangible and accessible. In 2006, we introduced our “Neighborhood Stores” and in 2007, we introduced the Umpqua “Innovation Lab”. We expect to continue remodeling existing and acquired stores in metropolitan locations to further our retail vision.

Deliver superior quality service.    We insist on quality service as an integral part of our culture, from the Board of Directors to our new sales associates, and believe we are among the first banks to introduce a measurable quality service program. Under our “return on quality” program, each sales associate’s and store’s performance is evaluated monthly based on specific measurable factors such as the “sales effectiveness ratio” that totals the average number of banking products purchased by each new customer. The evaluations also encompass factors such as the number of new loan and deposit accounts generated in each store, reports by incognito “mystery shoppers” and customer surveys. Based on scores achieved, the “return on quality” program rewards both individual sales associates and store teams with financial incentives. Through such programs, we believe we can measure the quality of service provided to our customers and maintain employee focus on quality customer service.

Establish strong brand awareness.    As a financial services retailer, we devote considerable resources to developing the “Umpqua Bank” brand. We promote the brand in advertising and merchandise bearing the Bank’s logo, such as mugs, tee-shirts, hats, umbrellas and bags of custom roasted coffee beans. The unique “look and feel” of our stores and our unique product displays help position us as an innovative, customer friendly retailer of financial products and services. We build consumer preference for our products and services through strong brand awareness. During 2005, we secured naming rights to the office tower in Portland, Oregon in which our administrative offices and main branch are now located. This downtown building now displays prominent illuminated signage with the Bank’s name and logo.

Use technology to expand customer base.    Although our strategy continues to emphasize superior personal service, we plan to expand user-friendly, technology-based systems to attract customers that may prefer to interact with their financial institution electronically. We offer technology-based services including voice response banking, debit cards, automatic payroll deposit programs, “ibank@Umpqua” online banking, bill pay and cash management, advanced function ATMs and an internet web site. We believe the availability of both traditional bank services and electronic banking services enhances our ability to attract a broader range of customers.

Increase market share in existing markets and expand into new markets.    As a result of our innovative retail product orientation, measurable quality service program and strong brand awareness, we believe that there is significant potential to increase business with current customers, to attract new customers in our existing markets and to enter new markets.

Pursue FDIC-assisted transactions.    A part of our near-term strategy is to pursue certain failing banks that the FDIC makes available for bid, and that meet our strategic objectives. Failed bank transactions are attractive opportunities because we can acquire loans subject to a loss share agreement with the FDIC that limits our downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the non-deposit liabilities that we assume. Assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. We have completed two FDIC-assisted transactions since January 1, 2009.

Company information

Umpqua Holdings Corporation, an Oregon corporation, was formed as a bank holding company in March 1999. At that time, we acquired 100% of the outstanding shares of South Umpqua Bank, an Oregon state-chartered bank formed in 1953. We became a financial holding company in March 2000 under the provisions of the Gramm-Leach-Bliley Act. Umpqua has two principal operating subsidiaries, Umpqua Bank and Umpqua Investments.

Recent developments

FDIC-assisted acquisition of EvergreenBank, Seattle, Washington

On January 22, 2010, the Federal Deposit Insurance Corporation (FDIC) placed EvergreenBank into receivership. Umpqua Bank assumed the banking operations of EvergreenBank from the FDIC under a whole bank purchase and assumption agreement with loss sharing. In connection with the assumption, Umpqua Bank acquired assets totaling $402 million, including $370 million of loans, along with liabilities of $343 million, including $285 million of deposits. These amounts represent gross book values of the items assumed and do not include fair value adjustments. Umpqua Bank now operates seven additional store locations in the greater Seattle, Washington market. The purchase and assumption agreement includes loss sharing between the FDIC and Umpqua Bank, which after fair value adjustments, significantly mitigates the risk of future loss on the loan portfolio acquired. Under the terms of the loss sharing agreement, the FDIC will absorb a specified percentage of net losses in excess of our first loss tranche. Generally, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $90 million of losses, and absorb 95% of losses and share in 95% of loss recoveries on losses exceeding $90 million. The term for loss sharing on residential real estate loans is ten years, and the term for loss sharing or non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries. The acquisition is expected to be immediately accretive to operating earnings per share.

Fourth quarter and year end 2009 unaudited results

Results for fourth quarter of 2009 and year ended December 31, 2009, and significant items for the fourth quarter of 2009 were as follows:

•

Net loss available to common shareholders was $166.3 million, or $2.36 per diluted common share, for the year ended December 31, 2009, as compared to earnings available to common shareholders of $49.3 million, or $0.82 per diluted common share for the year ended December 31, 2008. Non-GAAP operating income (loss) per diluted common share, defined as earnings available to common shareholders before merger related expenses, net of tax, and goodwill impairment divided by the same diluted share total used in determining diluted earnings per common share, was $(0.77) for the year ended December 31, 2009, as compared to operating income per diluted common share of $0.83 for the year ended December 31, 2008. Non-GAAP operating income per diluted share is considered a “non-GAAP” financial measure. See “Reconciliation of non-GAAP financial measures” on page S-7.

•

Non-performing assets were $223.6 million, or 2.38% of total assets, as of December 31, 2009, as compared to $156.0 million, or 1.70% of total assets, as of September 30, 2009, and $161.3 million, or 1.88% of total assets as of December 31, 2008. Non-performing loans were $199.0 million, or 3.32% of total loans, as of December 31, 2009, as compared to $129.3 million, or 2.13%, as of September 30, 2009, and $133.4 million, or 2.18% of total loans, as of December 31, 2008. The increase in non-performing assets resulted, in part, from the reclassification of a portion of restructured loans to non-accrual status. Non-accrual loans have been written-down to their estimated net realizable values.

•

Net charge-offs were $197.3 million for the year ended December 31, 2009, or 3.23% of average loans and leases, as compared to net charge-offs of $96.7 million, or 1.58% of average loans and leases, for the year ended December 31, 2008. Net charge-offs for the quarter ended December 31, 2009 were $64.1 million, or 4.19% of average loans and leases (annualized), compared to net charge-offs of $47.3 million, or 3.07% of average loans and leases (annualized), for the three months ended September 30, 2009, and net charge-offs of $30.1 million, or 1.94% of average loans and leases (annualized), for the three months ended December 31, 2008. The majority of charge-offs for these periods relate to our residential development portfolio.

•

The provision for loan and lease losses was $68.6 million and $209.1 million for the three months and year ended December 31, 2009, respectively, as compared to the $32.0 million and $107.7 million recognized for the three months and year ended December 31, 2008, respectively. This resulted from the increase in net charge-offs and non-performing loans, and downgrades within the portfolio between the two periods. The provision for loan and lease losses for the three months ended September 30, 2009 was $52.1 million.

•

Loans past due 30-89 days were $41.5 million, or 0.69% of total loans as of December 31, 2009, a 10% decrease from $46.1 million as of September 30, 2009, and a 30% decrease from $59.1 million as of December 31, 2008.

•

We recorded loss of $3.7 million and a gain of $6.5 million representing the change in fair value on our junior subordinated debentures measured at fair value in the three months and year ended December 31, 2009, respectively, compared to gains of $8.8 million and $38.9 million in the three months and year ended December 31, 2008, respectively. For the three months ended September 30, 2009, we recorded a gain of $1.0 million. The gains recognized during prior periods were due to the widening of the credit risk adjusted rate spread above the Company’s contractual spreads and changes in the three month LIBOR rate.

•

Mortgage banking revenue was $4.1 million and $18.7 million for the three months and year ended December 31, 2009, compared to a loss of $408 thousand and a gain of $2.4 million for the three months and year ended December 31, 2008. Closed mortgage volume increased 131% for the year ended December 31, 2009 compared to the year ended December 31, 2008, due to a significant increase in refinancing activity, resulting from historically low mortgage interest rates. The prior year’s revenue includes a $2.4 million charge on an ineffective mortgage servicing right (“MSR”) hedge, which has been suspended, due to widening spreads and price declines that were not offset by a corresponding gain in the related MSR asset.

•

Net loss on investment securities was $1.7 million for the year ended December 31, 2009, compared to a net gain of $1.3 million for the year ended December 31, 2008, and includes other-than-temporary impairment charges of $10.6 million, which primarily relate to non-agency collateralized mortgage obligations. Including unrealized losses in other comprehensive income related to factors other than credit, the remaining held to maturity non-agency collateralized mortgage obligations balance is $4.3 million as of December 31, 2009. The impairment charge was offset by the gain on sale of securities of $8.9 million.

•

FDIC assessments increased to $3.2 million and $15.8 million for the three months and year ended December 31, 2009, respectively, compared to $1.4 million and $5.2 million for the three months and year ended December 31, 2008, respectively. These increases result from an industry-wide increase in assessment rates and a $4.0 million special assessment incurred in the second quarter of 2009 imposed by the FDIC in efforts to rebuild the Deposit Insurance Fund.

•

Net interest margin, on a tax equivalent basis, increased to 4.06% and 4.09% for the three months and year ended December 31, 2009, respectively, compared to 4.02% and 4.07% for the same periods a year ago and to 4.05% for the three months ended September 30, 2009. The increase in net interest margin resulted from a decrease in the cost of interest bearing deposits, partially offset by the impact of holding higher levels of interest bearing cash, along with interest reversals on new non-accrual loans. Excluding interest reversals on loans of $1.4 million and $4.4 million for the three months and year ended December 31, 2009, net interest margin would have increased 7 basis points to 4.13% and increased 6 basis points to 4.15%, respectively.

•	Estimated total risk based capital increased to 17.07% as of December 31, 2009, compared to 14.62% as of December 31, 2008. In August 2009, we completed an underwritten public offering of common stock raising $258.7 million by issuing 26,538,461 shares at a price of $9.75 per share. The net proceeds of the offering, after deducting underwriting discounts and commissions and offering expenses, were approximately $245.7 million. The increase in total risk based capital from the offering was partially offset by the net loss for the year ended December 31, 2009, dividends paid to preferred and common shareholders, and growth in total assets primarily due to the FDIC-assisted purchase and assumption of certain assets and liabilities of the Bank of Clark County in the first quarter of 2009. Capital ratios as of December 31, 2009 are estimates pending completion and filing of our regulatory reports.

•

Total gross loans and leases were $6.0 billion as of December 31, 2009, compared to $6.1 billion at December 31, 2008. Total net loan fundings during the fourth quarter of 2009 were approximately $446.5 million, compared to $388.3 during the third quarter of 2009.

•

Total deposits were $7.4 billion as of December 31, 2009 compared to $6.6 billion at December 31, 2008. Excluding the deposits acquired through the FDIC-assisted purchase and assumption of the Bank of Clark County, the organic deposit growth rate was 10.4%.

•	Total consolidated assets were $9.4 billion as of December 31, 2009, compared to $9.2 billion at September 30, 2009 and $8.6 billion at December 31, 2008.

•	Cash dividends declared in the fourth quarter of 2009 were $0.05 per common share, consistent with the amount declared in the three previous quarters of 2009 and the fourth quarter of 2008.

Reconciliation of non-GAAP financial measures

We incur significant expenses related to the completion and integration of mergers. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Accordingly, we believe that our operating results are best measured on a comparative basis excluding the impact of merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges. We define non-GAAP operating income as earnings available to common shareholders before merger related expenses, net of tax, and goodwill impairment, and we calculate non-GAAP operating income per diluted share by dividing non-GAAP operating income by the same diluted share total used in determining diluted earnings per common share (see Note 13 of the Notes to Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, incorporated by reference herein). Operating income and operating income per diluted share are considered “non-GAAP” financial measures. Although we believe the presentation of non-GAAP financial measures provides a better indication of our operating performance, you are urged to review the GAAP results.

The following table presents a reconciliation of non-GAAP operating (loss) income and non-GAAP operating (loss) income per diluted share to net (loss) earnings and net (loss) earnings per diluted common share for the three months and year ended December 31, 2009 and 2008:

Reconciliation of operating income to net income available to common shareholders

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2009	2008	2009	2008

Net (loss) earnings available to common shareholders	$(29,924)	$2,205	$(166,262)	$49,270
Merger-related expenses, net of tax	—	—	164	—
Goodwill impairment	—	982	111,952	982

Non-GAAP operating (loss) income	$(29,924)	$3,187	$(54,146)	$50,252

Per diluted share:
Net (loss) earnings available to common shareholders	$(0.34)	$0.04	$(2.36)	$0.82
Merger-related expenses, net of tax	—	—	—	—
Goodwill impairment	—	0.01	1.59	0.01

Non-GAAP operating (loss) income	$(0.34)	$0.05	$(0.77)	$0.83

The following table presents the returns on average assets, average common shareholders’ equity and average tangible common shareholders’ equity for the three months and year ended December 31, 2009 and 2008. For each of the periods presented, the table includes the calculated ratios based on reported net (loss) earnings available to common shareholders and non-GAAP operating income (loss) as shown in the table above. As a result of our mergers with other financial institutions, we have a significant amount of goodwill and other intangible assets that we believe affects our return on average common shareholders’ equity. To the extent this performance metric is used to compare our performance with other financial institutions that do not have merger-related intangible assets, we believe it beneficial to also consider the return on average tangible common shareholders’ equity. The return on average tangible common shareholders’ equity is calculated by dividing net (loss) earnings available to common shareholders by average shareholders’ common equity less average goodwill and intangible assets, net (excluding MSRs). The return on average tangible common shareholders’ equity is considered a non-GAAP financial measure and should be viewed in conjunction with the return on average common shareholders’ equity.

Returns on average assets, common shareholders’ equity and tangible common shareholders’ equity

(dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Returns on average assets:
Net (loss) earnings available to common shareholders	-1.27%	0.10%	-1.85%	0.59%
Non-GAAP operating (loss) income	-1.27%	0.15%	-0.60%	0.60%

Returns on average common shareholders’ equity:
Net (loss) earnings available to common shareholders	-8.41%	0.70%	-12.63%	3.93%
Non-GAAP operating (loss) income	-8.41%	1.00%	-4.11%	4.01%

Returns on average tangible common shareholders’ equity:
Net (loss) earnings available to common shareholders	-15.39%	1.75%	-26.91%	9.99%
Non-GAAP operating (loss) income	-15.39%	2.52%	-8.77%	10.19%

Calculation of average tangible common shareholders’ equity:
Average common shareholders’ equity	$1,412,324	$1,262,566	$1,315,953	$1,254,730
Less: average goodwill and other intangible assets, net	640,995	759,424	698,223	761,672

Average tangible common shareholders’ equity	$ 771,329	$ 503,142	$ 617,730	$ 493,058

Concurrent offering

Concurrently with this offering, we are offering 7,500,000 shares of our common stock (or a total of 8,625,000 shares if the underwriter in that offering exercises its option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. Each of this offering and the common stock offering is contingent on completion of the other offering.

The net proceeds from our concurrent common stock offering will be approximately $             resulting in total net proceeds of approximately $             from both this offering and the common stock offering, in each case after deducting underwriting commissions and expenses, assuming no exercise of the underwriter’s options to purchase additional shares of common stock and depositary shares, as the case may be, to cover over-allotments, if any.

The foregoing description and other information in this prospectus supplement regarding the concurrent common stock offering is included solely for informational purposes.

The offering

The summary below describes the principal terms of the depositary shares and the Series B Common Stock Equivalent. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of preferred stock” and “Description of depositary shares” sections of this prospectus supplement contain a more detailed description of the terms and conditions of the depositary shares and Series B Common Stock Equivalent. As used in this section, “we,” “our,” and “us” refer to Umpqua Holdings Corporation and not to its consolidated subsidiaries.

Issuer	Umpqua Holdings Corporation.

Securities offered	depositary shares (plus up to an additional depositary shares to cover over-allotments), each of which represents a 1/100th interest in a share of a series of our preferred stock designated as the Series B Common Stock Equivalent (the “Common Stock Equivalent”) and entitles the holder of such depositary share, through the depository, to a proportional fractional interest in the rights and preferences of such share of Common Stock Equivalent represented by the depositary share, including conversion, dividend, liquidation and voting rights. Each share of Common Stock Equivalent is initially subject to conversion as described below into 100 shares of our common stock (and, correspondingly, each depositary share is initially subject to conversion into one share of our common stock).

In the aggregate, upon issuance,              shares of our common stock (subject to adjustment) will be issuable upon conversion of the Common Stock Equivalent (or one share of common stock for each depositary share).

Liquidation amount	$ per share of Common Stock Equivalent.

Dividend payment dates	February 15, May 15, August 15 and November 15 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, prior to the approval deadline, on the same date that we pay any dividend or distribution on shares of our common stock (irrespective of whether such date is a dividend payment date as defined above), we will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the Common Stock Equivalent.

Dividend period	The period from and including any dividend payment date (or, if a dividend payment date has not occurred, the date of original issuance of the Common Stock Equivalent) to, but excluding, the immediately succeeding dividend payment date.

Stockholder approval of the common stock amendment	We have agreed to use our reasonable best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than August 15, 2010 (the “approval deadline”), at which we will seek to obtain the requisite stockholder approval of an amendment to our restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit conversion of the Common Stock Equivalent into shares of our common stock. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained.

We refer to the amendment to our restated articles of incorporation to increase our authorized common stock as provided above as the “common stock amendment,” and the first stockholders’ meeting following the completion of this offering at which we seek to obtain approval of the common stock amendment as the “special stockholders’ meeting.”

If we obtain stockholder approval of the common stock amendment at the special stockholders’ meeting held on or before the approval deadline, then on the first business day following the special stockholders’ meeting:

•

the Common Stock Equivalent will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 100 shares of our common stock for each share of Common Stock Equivalent (the “conversion rate”), which is equivalent to one share of our common stock for each depositary share, with cash being paid for fractional shares; and

•

all shares of our Common Stock Equivalent will cease to exist and will resume the status of authorized and unissued shares of our preferred stock, and all other rights of the holders of such shares of Common Stock Equivalent (or depositary shares in respect thereof) will terminate.

Dividends	Dividends payable on the Common Stock Equivalent are non-cumulative. If neither our board of directors nor any duly authorized committee thereof declares a dividend on our Common Stock Equivalent in respect of a dividend period, no dividend will accrue, and we will have no obligation to pay, and holders will have no right to receive, a dividend for such dividend period.

From, and including, the first original issuance date of the Common Stock Equivalent to, but excluding, the approval deadline, our board of directors (or a duly authorized committee thereof) may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether payable in cash, securities or any other form of property or assets, unless our board of directors (or a duly authorized committee thereof) declares and pays to the holders of the Common Stock Equivalent, at the same time (irrespective of whether or not such time is a dividend payment date) and on the same terms as holders of our common stock, a dividend per share of Common Stock Equivalent equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of our common stock and (ii) the then-current conversion rate of the Common Stock Equivalent.

For each dividend period from, and including, the approval deadline, non-cumulative cash dividends will be payable on the Common Stock Equivalent in an amount equal to the greater of (i) the as-converted dividend amount and (ii) the alternate dividend amount (each as defined below).

The “as-converted dividend amount” means, with respect to any dividend period, the product of (i) the pro forma per share quarterly common stock dividend derived by (x) annualizing the last quarterly cash dividend declared during such dividend period on our common stock and (y) dividing such annualized dividend by four and (ii) the then-current conversion rate; provided that for any such dividend period during which no quarterly cash dividend has been declared on our common stock, the as-converted dividend amount will be deemed to be $0.00.

The “alternate dividend amount” means an amount equal to the product of (i) the liquidation amount of the Common Stock Equivalent and (ii) a per annum rate of 15%.

Ranking	The Common Stock Equivalent will rank, with respect to dividend rights and rights upon our dissolution, liquidation or winding up, senior to junior stock; equal with parity stock; junior to all of our existing and future debt obligations, including any of our future secured debt obligations; and effectively junior to all existing and future debt obligations (including trade payables) of our subsidiaries.

“Junior stock” means our common stock and any other class or series of our capital stock the terms of which expressly provide that it ranks junior to the Common Stock Equivalent as to dividend rights and/or as to rights on our liquidation, dissolution or winding up.

“Parity stock” means any class or series of our capital stock (other than the Common Stock Equivalent) the terms of which do not expressly provide that such class or series will rank senior or junior to the Common Stock Equivalent as to dividend rights and/or as to rights on our liquidation, dissolution or winding up (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively), including without limitation our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Dividend stopper	Subject to certain exceptions as described under “Description of preferred stock—Dividends—Dividend stopper” in this prospectus supplement, so long as the Common Stock Equivalent remains outstanding:

•

no dividend or distribution will be declared or paid on our common stock or any other shares of junior stock (as defined below) (other than dividends payable on junior stock other than our common stock solely in shares of our common stock) or parity stock (as defined below); and

•	no common stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries;

unless, in each case, full dividends on all outstanding shares of the Common Stock Equivalent have been paid or declared and set aside for payment in respect of the most recently completed dividend period.

Voting rights

Each share of Common Stock Equivalent will entitle the holders thereof to a number of votes equal to the number of shares of our common stock into which such share is then convertible as of the record date for the vote or consent on all matters submitted to a vote of our stockholders, except for the common stock amendment, unless required by applicable law.

Except as otherwise provided in the certificate of designations for the Common Stock Equivalent, in our restated articles of incorporation or by applicable law, the holders of shares of Common Stock Equivalent and the holders of shares of our common stock will vote together as one class on all matters submitted to a stockholder vote, except the common stock amendment.

Subject to certain conditions, whenever, at any time or times, from and including the approval deadline, dividends payable on the Common Stock Equivalent have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive (a “nonpayment”), the authorized number of directors of our board of directors will automatically be increased by two and the holders of the Common Stock Equivalent will have the right, with holders of shares of any one or more other classes or series of voting parity stock (as defined below) outstanding at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of our stockholders until full dividends have been paid on the Common Stock Equivalent following a nonpayment for at least four quarterly consecutive Dividend Periods, at which time such right will terminate, subject to revesting in the event of each and every subsequent nonpayment.

“Voting parity stock” means, with regard to any matter on which the holders of Common Stock Equivalent are entitled to vote as specified in the certificate of designations, any and all series of parity stock upon which like voting rights have been conferred and are exercisable with respect to such matter, including without limitation our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

The vote or consent of the holders of at least 66 2/3% of the shares of Common Stock Equivalent at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain corporate actions, including (but not limited to) the issuance of securities ranking senior to the Common Stock Equivalent; any adverse amendment to the certificate of designations for the Common Stock Equivalent; certain share exchanges, reclassifications, mergers and consolidations; and consolidations that are potentially adverse to the Common Stock Equivalent holders.

See “Description of preferred stock—Voting rights” in this prospectus supplement.

Liquidation preference	In the event of our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of Common Stock Equivalent will be entitled to receive for each share of Common Stock Equivalent, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock or other stock of ours ranking junior to the Common Stock Equivalent as to such distribution, payment in full in an amount equal to the sum of (x) the liquidation amount per share of Common Stock Equivalent and (y) the amount of any unpaid dividends, whether or not declared, accrued from, and including, the immediately preceding dividend payment date to, but excluding, the date of payment (such amounts collectively, the “liquidation preference”).

If in any distribution described in the immediately preceding paragraph our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Common Stock Equivalent and the corresponding amounts payable with respect to any other of our stock ranking equally with the Common Stock Equivalent as to such distribution, then holders of Common Stock Equivalent and the holders of such other stock will share ratably (based on the relative liquidation preference of the Common Stock Equivalent and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of Common Stock Equivalent and the corresponding amounts payable with respect to any other stock of ours ranking equally with the Common Stock Equivalent as to such distribution has been paid in full, the holders of other of our stock will be entitled to receive all remaining of our assets (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of our common stock equal to the then-current conversion rate (the “as-converted liquidation amount”) exceeds the liquidation preference, then holders of Common Stock Equivalent will be entitled to receive, for each share of Common Stock Equivalent, an additional amount (the “liquidation participation amount”) out of such assets or proceeds such that the as-converted liquidation amount equals the sum of the liquidation preference plus the liquidation participation amount, after making appropriate adjustment such that the holders of Common Stock Equivalent receive the same amount on an as-converted basis as the holders of a number of shares of our common stock equal to the then-current conversion rate.

See “Description of preferred stock—Liquidation preference” in this prospectus supplement.

Redemption	The Common Stock Equivalent is not redeemable at our option at any time.

Repurchase	The Common Stock Equivalent is not subject to repurchase at the option of holders at any time.

Preemptive rights	The holders of the Common Stock Equivalent do not have any preemptive rights.

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ million (or $ million upon the exercise of the over-allotment option in full) after deducting underwriting commissions and expenses. We expect to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering described herein, to redeem the Fixed Rate Cumulative Perpetual Preferred Stock, Series A preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program upon receipt of regulatory approvals, to fund FDIC-assisted acquisition opportunities and for general corporate purposes.

Concurrent offering	Concurrently with this offering, we are offering 7,500,000 shares of our common stock (or a total of 8,625,000 shares if the underwriter in that offering exercises its option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. This offering is contingent on the completion of the common stock offering, and the common stock offering is contingent on the completion of this offering.

Listing; NASDAQ Global Select Market symbol for our common stock

We do not intend to apply to list the Common Stock Equivalent on any securities exchange or any automated dealer quotation system. However, we have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the Common Stock Equivalent listed on The NASDAQ Global Select Market. See “Description of depositary shares—Listing.”

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “UMPQ.”

U.S. federal income and estate tax consequences	Certain material U.S. federal income and estate tax consequences of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described in “Certain material U.S. federal income and estate tax considerations.”

Depositary shares	The sole holder of shares of our Common Stock Equivalent will be the depository, and the holders of depositary shares will be required to exercise their proportional rights in our Common Stock Equivalent through the depository, as described under “Description of depositary shares” in this prospectus supplement. Following conversion of the Common Stock Equivalent, the depository will deliver the common stock, and cash in lieu of fractional shares, that it receives from the conversion agent to the registered holders of the depositary shares on the books of the depository in proportion to the number of depositary shares held by each holder. The depository will distribute all cash dividends and distributions and liquidation distributions received on the Common Stock Equivalent to these registered holders pro rata. The depository will vote the Common Stock Equivalent in proportion to the instructions received from the holders of depositary shares and, to the extent it receives no instructions from any such holder, it will vote the depositary shares held by it proportionately with the voting instructions that it did receive.

Depository	The depository for the depositary shares will be Mellon Investor Services LLC.

Transfer agent; etc.	The transfer agent, registrar, paying agent and the conversion agent for the Common Stock Equivalent will be Mellon Investor Services LLC.

Risk Factors	For a discussion of risks associated with an investment in our Common Stock Equivalent, see “Risk Factors” beginning on page S-25.

Summary consolidated financial data

The following table sets forth summary consolidated financial data of Umpqua. The financial data as of and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC. The financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our audited financial statements contained in our Annual Reports on Form 10-K filed with the SEC. The summary condensed consolidated financial results are not indicative of our expected future operating results. The following summary historical financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

(In thousands, except per share data)	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Income statement
Interest income	$316,247	$335,888	$442,546	$488,392	$405,941	$282,276	$198,058
Interest expense	80,083	118,625	152,239	202,438	143,817	72,994	40,371

Net interest income	236,164	217,263	290,307	285,954	262,124	209,282	157,687
Provision for loan and lease losses	140,531	75,723	107,678	41,730	2,552	2,468	7,321
Non-interest income	60,492	86,237	107,118	64,829	53,525	47,713	41,043
Non-interest expense	194,678	160,266	215,588	210,804	177,104	146,725	119,252
Goodwill impairment	111,952	—	982	—	—	—	—
Merger-related expense	273	—	—	3,318	4,773	262	5,597

(Loss) income before income taxes and discontinued operations	(150,778)	67,551	73,177	94,931	131,220	107,540	66,560
(Benefit from) provision for income taxes and discontinued operations	(24,094)	20,297	22,133	31,663	46,773	37,805	23,270

(Loss) income from continuing operations	(126,684)	47,214	51,044	63,268	84,447	69,735	43,290
Income from discontinued operations, net of tax	—	—	—	—	—	—	3,876

Net (loss) income	(126,684)	47,214	51,044	63,268	84,447	69,735	47,166
Preferred stock dividends	9,632	—	1,620	—	—	—	—
Dividends and undistributed earnings allocated to participating securities	22	149	154	187	192	85	63

Net (loss) earnings available to common shareholders	$(136,338)	$47,065	$49,270	$63,081	$84,255	$69,650	$47,103

(In thousands, except per share data)	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Selected balance sheet items:
Total assets	$9,204,346	$8,327,633	$8,597,550	$8,340,053	$7,344,236	$5,360,639	$4,873,035
Earning assets	8,228,689	7,182,585	7,491,498	7,146,841	6,287,202	4,636,334	4,215,927
Loans and leases	6,071,042	6,161,541	6,131,374	6,055,635	5,361,862	3,921,631	3,467,904
Deposits	7,215,821	6,493,671	6,588,935	6,589,326	5,840,294	4,286,266	3,799,107
Term debt	76,329	206,694	206,531	73,927	9,513	3,184	88,451
Junior subordinated debentures, at fair value	81,992	101,247	92,520	131,686	—	—	—
Junior subordinated debentures, at amortized cost	103,269	103,879	103,655	104,680	203,688	165,725	166,256
Common shareholders’ equity	1,402,371	1,247,068	1,284,830	1,239,938	1,156,211	738,261	687,613
Total shareholders’ equity	1,606,150	1,247,068	1,487,008	1,239,938	1,156,211	738,261	687,613
Common shares outstanding	86,781	60,124	60,146	59,980	58,080	44,556	44,211

Per common share:
Basic (loss) earnings	$ (2.10)	$ 0.78	$ 0.82	$ 1.05	$ 1.61	$ 1.57	$ 1.32
Diluted (loss) earnings	(2.10)	0.78	0.82	1.04	1.59	1.55	1.30
Basic (loss) earnings—continuing operations	(2.10)	0.78	0.82	1.05	1.61	1.57	1.21
Diluted (loss) earnings—continuing operations	(2.10)	0.78	0.82	1.04	1.59	1.55	1.19
Book value	16.16	20.74	21.36	20.67	19.91	16.57	15.55
Tangible book value(1)	8.76	8.10	8.76	7.92	8.21	7.40	6.31
Cash dividends declared	0.15	0.57	0.62	0.74	0.60	0.32	0.22

Performance ratios:
Return on average assets(2)	-2.06%	0.76%	0.59%	0.80%	1.31%	1.38%	1.20%
Return on average common shareholders’ equity(3)	-14.20%	5.02%	3.93%	5.16%	8.68%	9.79%	9.60%
Return on average tangible common shareholders’ equity(4)	-32.21%	12.84%	9.99%	13.05%	20.79%	22.88%	22.24%
Efficiency ratio(5)	102.51%	52.42%	54.08%	60.62%	57.32%	56.92%	60.52%
Efficiency ratio— Bank(5),(6)	64.06%	54.93%	56.34%	56.55%	51.96%	52.46%	53.43%

(In thousands, except per share data)	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Average common shareholders’ equity to average assets	14.49%	15.06%	15.04%	15.48%	15.04%	14.08%	12.52%
Leverage ratio(7)	13.73%	9.48%	12.38%	9.24%	10.28%	10.09%	9.55%
Net interest margin (fully tax equivalent)(8)	4.11%	4.08%	4.07%	4.24%	4.74%	4.84%	4.68%
Non-interest revenue to total net revenue	20.39%	28.41%	26.95%	18.48%	16.96%	18.57%	20.65%
Dividend payout ratio(9)	-7%	73%	75.61%	70.48%	37.27%	20.38%	16.67%

Asset quality:
Non-performing loans	$129,328	$118,301	$133,366	$91,099	$9,058	$6,440	$22,573
Non-performing assets	156,033	138,054	161,264	98,042	9,058	7,563	23,552
Allowance for loan and lease losses	103,136	93,982	95,865	84,904	60,090	43,885	44,229
Net charge-offs	133,260	66,645	96,717	21,994	574	2,812	4,485
Non-performing loans to total loans	2.13%	1.92%	2.18%	1.50%	0.17%	0.16%	0.65%
Non-performing assets to total assets	1.70%	1.66%	1.88%	1.18%	0.12%	0.14%	0.48%
Allowance for loan and lease losses to total loans and leases	1.70%	1.53%	1.56%	1.40%	1.12%	1.12%	1.28%
Allowance for credit losses to total loans	1.71%	1.54%	1.58%	1.42%	1.15%	1.16%	1.31%
Net charge-offs to average loans and leases	2.91%	1.46%	1.58%	0.38%	0.01%	0.08%	0.17%

(1)	Average common shareholders’ equity less average intangible assets divided by shares outstanding at the end of the year.

(2)	Net earnings available to common shareholders divided by average assets.

(3)	Net earnings available to common shareholders divided by average common shareholders’ equity.

(4)	Net earnings available to common shareholders divided by average common shareholders’ equity less average intangible assets. See “Reconciliation of non-GAAP financial measures” beginning on page S-7.

(5)	Non-interest expense divided by the sum of net interest income (fully tax equivalent) and non-interest income.

(6)	Excludes merger-related expenses and goodwill impairment.

(7)	Tier 1 capital divided by leverage assets. Leverage assets are defined as quarterly average total assets, net of goodwill, intangibles and certain other items as required by the Federal Reserve.

(8)	Net interest margin (fully tax equivalent) is calculated by dividing net interest income (fully tax equivalent) by average interest-earning assets.

(9)	Dividends declared per common share divided by basic earnings per common share.

Capitalization

The following table sets forth our consolidated capitalization as of September 30, 2009:

•	on an actual basis;

•	as adjusted to give effect to:

•	the sale of depositary shares at a price of $ per share, for total net proceeds of approximately $ million after deducting underwriting commissions and expenses;

•

in a concurrent offering, the sale of 7,500,000 shares of common stock at a price of $             per share, for total net proceeds of approximately $             million after deducting underwriting commissions and expenses; and

•	as further adjusted to give effect to:

•	the transactions described above; and

•

the use of the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering described herein, to redeem the Fixed Rate Cumulative Perpetual Preferred Stock, Series A for the aggregate liquidation amount thereof (plus accrued and unpaid dividends, the payment of which is not reflected in the table below), as described under “Use of Proceeds” in this prospectus supplement.

This information should be read together with our unaudited consolidated financial statements and other financial information set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Actual	As adjusted(1)		As further adjusted(1)(2)

Long-term debt:
Term debt	$76,329	$		$
Junior subordinated debentures, at fair value	81,992
Junior subordinated debentures, at amortized cost	103,269
Total long-term debt	$261,590	$		$

Shareholders’ equity:
Preferred stock	$203,779	$		$
Common stock	1,252,786
Retained earnings	118,204
Accumulated other comprehensive income	31,381
Total shareholders’ equity	$1,606,150	$		$

Capital ratios:
Tier 1 capital ratio	16.35%		%		%
Total capital ratio	17.60%		%		%
Leverage ratio	13.73%		%		%

(1)	Assumes that the over-allotment has not been exercised.

(2)	Assumes that the proceeds of this offering and the concurrent offering of common shares are used to redeem all of the outstanding shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Risk factors

An investment in our depositary shares, our Common Stock Equivalent and our common stock involves risks. The following risk factors relate to our business and this offering. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our depositary shares and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In consultation with your own financial and legal advisors, you should consider carefully the following risks before deciding whether an investment in the depositary shares is suitable for you. The depositary shares are not an appropriate investment for you if you are not knowledgeable about significant features of the Common Stock Equivalent, depositary shares or financial matters in general. You should not purchase depositary shares unless you understand and know that you can bear all of the risks associated with owning our depositary shares and our common stock. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement.

Risks related to our business and operating environment

Difficult market conditions have adversely affected and may continue to have an adverse affect on our industry.

The capital and credit markets have been experiencing unprecedented volatility and disruption for more than twenty four months. Dramatic declines in the housing market over the past twenty four months, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•

We expect to face increased regulation of our industry, including as a result of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future performance.

•

The process we use to estimate losses inherent in our loan portfolio requires difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which process may no longer be capable of accurate estimation and may, in turn, impact its reliability.

•	In the future, we may be required to pay future significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums if losses further deplete the FDIC deposit insurance fund.

•	There may be downward pressure on our stock price.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions and government sponsored entities.

•	We may face increased competition due to intensified consolidation of the financial services industry.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The majority of our assets are loans, which if not repaid would result in losses to the Bank.

The Bank, like other lenders, is subject to credit risk, which is the risk of losing principal or interest due to borrowers’ failure to repay loans in accordance with their terms. Underwriting and documentation controls do not always work properly. A downturn in the economy or the real estate market in our market areas or a rapid increase in interest rates could have a negative effect on collateral values and borrowers’ ability to repay. To the extent loans are not paid timely by borrowers, the loans are placed on non-accrual status, thereby reducing interest income. Further, under these circumstances, an additional provision for loan and lease losses or unfunded commitments may be required. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments”, “Provision for Loan and Lease Losses” and “Asset Quality and Non-Performing Assets”, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

A large percentage of our loan portfolio is secured by real estate, in particular commercial real estate. Continued deterioration in the real estate market or other segments of our loan portfolio would lead to additional losses, which could have a material adverse effect on our business, financial condition and results of operations.

As of December 31, 2009, approximately 81% of our loan portfolio is secured by real estate, the majority of which is commercial real estate. As a result of increased levels of commercial and consumer delinquencies and declining real estate values, we have experienced increasing levels of net charge-offs and allowances for loan and lease reserves. Continued increases in commercial and consumer delinquency levels or continued declines in real estate market values would require increased net charge-offs and increases in the allowance for loan and lease losses, which could have a material adverse effect on our business, financial condition and results of operations and prospects.

Continued deterioration in the real estate market could result in loans that we have restructured to become delinquent and classified as non-accrual loans.

At December 31, 2009, impaired loans of $134.4 million were classified as performing restructured loans. We restructured these loans in response to borrower financial difficulty, and generally provided for a temporary modification of loan repayment terms. Loans are reported as restructured when we grant concessions to a borrower experiencing financial difficulties that we would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity dates or providing a lower interest rate than would be normally available for a transaction of similar risk. In exchange for these concessions, at the time the loan is restructured, we require additional collateral to bring the loan to value to no more than 100%. A further decline in the economic conditions in our general market areas or other factors could adversely impact borrowers with restructured loans and cause borrowers to become delinquent or otherwise default or call into question their ability to repay full interest and principal in accordance with the restructured terms, which would result in the restructured loan being reclassified as non-accrual.

The effects of the current economic recession have been particularly severe in our primary market areas in the Pacific Northwest and Northern California.

Substantially all of our loans are to businesses and individuals in Northern California, Oregon and Washington. The Pacific Northwest has one of the nation’s highest unemployment rates and major employers in Oregon and Washington have recently implemented substantial employee layoffs or scaled back growth plans. Severe declines in housing prices and property values have been particularly acute in our primary market areas. The State of California continues to face fiscal challenges, the long-term effects of which on the State’s economy cannot be predicted. A further deterioration in the economic conditions or a prolonged delay in economic recovery in our primary market areas could result in the following consequences, any of which could materially and adversely affect our business: loan delinquencies may increase; problem assets and foreclosures may increase resulting in further price pressures on valuations generally; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for us to successfully bid on failed bank transactions.

A part of our near-term business strategy is to pursue failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the non-deposit liabilities that we assume. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive and the FDIC does not provide information about bids until after the failing bank is closed. We may not be able to match or beat the bids of other acquirers unless we bid aggressively by increasing the premium paid on assumed deposits or reducing the discount bid on assets purchased, which could make the acquisition less attractive.

A rapid change in interest rates could make it difficult to maintain our current interest income spread and could result in reduced earnings.

Our earnings are largely derived from net interest income, which is interest income and fees earned on loans and investments, less interest paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond the control of our management, including general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans and most investment securities) and liabilities (such as certificates of deposit), the effect on net interest income depends on the cash flows associated with the maturity of the asset or liability. Asset/liability management policies may not be successfully implemented and from time to time our risk position is not balanced. An unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income. For instance, any rapid increase in interest rates in the future could result in interest expense increasing faster than interest income because of fixed rate loans and longer-term investments. Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth than previously experienced. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Quantitative and Qualitative Disclosures about Market Risk”, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

Interest rate volatility and credit risk adjusted rate spreads may impact our financial assets and liabilities measured at fair value, particularly the fair value of our junior subordinated debentures.

The widening of the credit risk adjusted rate spreads on potential new issuances of junior subordinated debentures above our contractual spreads and recent reductions in three month LIBOR rates have contributed to positive fair value adjustments in our junior subordinated debentures carried at fair value over the last three years. Tightening of these credit risk adjusted rate spreads and interest rate volatility may result in recognizing negative fair value adjustments in the future.

Recent legislative and regulatory initiatives to support the financial services industry have been coupled with numerous restrictions and requirements that could detrimentally affect the Company’s business and require us to raise additional capital.

In addition to the U.S. Treasury’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) announced in the fall of 2008, the U.S. Treasury and the FDIC have taken further steps to support and regulate the financial services industry, that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits. Also, the U.S. Congress, through the EESA and the ARRA, have imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs. These programs subject us and other financial institutions who participate in them to additional restrictions, oversight, reporting obligations and costs, which could have an adverse impact on our business, financial condition, results of operations or the price of our common stock. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the ability of firms within the industry to conduct business consistent with historical practices, including aspects such as compensation, interest rates, new and inconsistent consumer protection regulations and mortgage regulation, among others. Federal and state legislatures could also adopt laws reducing the amount that borrowers are otherwise contractually required to pay under existing loan contracts or require lenders to extend or restructure certain loans. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

We cannot predict the substance or impact of pending or future legislation or regulation, or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner. In response, we may be required to or choose to raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations or to support future FDIC-assisted acquisitions. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our growth strategy could be materially impaired.

Conditions in the financial markets may limit our access to additional funding to meet our liquidity needs.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. An adverse regulatory action against us could detrimentally impact our access to liquidity sources. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets.

Our wholesale funding sources may prove insufficient to support our future growth or an unexpected reduction in deposits.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. If we continue to grow more rapidly than any increase in our deposit balances, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans and liquidity resources at the holding company. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs, and our profitability would be adversely affected.

As a bank holding company that conducts substantially all of our operations through Umpqua Bank, our banking subsidiary, our ability to pay dividends, repurchase our shares or to repay our indebtedness depends upon liquid assets held by the holding company and the results of operations of our subsidiaries.

Umpqua Holdings Corporation is a separate and distinct legal entity from our subsidiaries and it receives substantially all of its revenue from dividends paid from Umpqua Bank. There are legal limitations on the extent to which the Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us. Our inability to receive dividends from the Bank could adversely affect our business, financial condition, results of operations and prospects.

Our net income depends primarily upon Umpqua Bank’s net interest income, which is the income that remains after deducting from total income generated by earning assets the expense attributable to the acquisition of the funds required to support earning assets (primarily interest paid on deposits). The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans. All of those factors affect the Bank’s ability to pay dividends to the holding company.

Various statutory provisions restrict the amount of dividends the Bank can pay to us without regulatory approval. The Bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could conclude that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice and impose restrictions or prohibit such payments. Under Oregon law, the Bank may not pay dividends in excess of unreserved retained earnings, deducting therefrom, to the extent not already charged against earnings or reflected in a reserve, the following: (1) all bad debts, which are debts on which interest is past due and unpaid for at least six months, unless the debt is fully secured and in the process of collection; (2) all other assets charged-off as required by Oregon bank regulators or a state or federal examiner; and (3) all accrued expenses, interest and taxes of the institution. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition.

A significant decline in the company’s market value could result in an impairment of goodwill.

Recently, the Company’s common stock has been trading at a price below its book value, including goodwill and other intangible assets. The valuation of goodwill is determined using discounted cash flows of forecasted earnings, estimated sales price based on recent observable market transactions and market capitalization based on current stock price. If impairment was deemed to exist, a write down of the asset would occur with a charge to earnings. In the second quarter 2009 we recognized a goodwill impairment charge of $112.0 million related to our Community Banking operating segment. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Goodwill and Other Intangible Assets”, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

A deferred tax asset position comprises $16.9 million of our total assets at December 31, 2009, and we are required to assess the recoverability of this asset on an ongoing basis.

Deferred tax assets are evaluated on a quarterly basis to determine if they are expected to be recoverable in the future. Our evaluation considers positive and negative evidence to assess whether it is more likely than not that a portion of the asset will not be realized. The risk of a valuation allowance increases if continuing operating losses are incurred. Future negative operating performance or other negative evidence may result in a valuation allowance being recorded against some or all of this amount. A valuation allowance on our deferred tax asset could have a material adverse impact on our capital and our results of operations.

We are pursuing an aggressive growth strategy that is expected to include mergers and acquisitions, which could create integration risks.

Umpqua is among the fastest-growing community financial services organizations in the United States. Since 2000, we have completed the acquisition and integration of seven other financial institutions. There is no assurance that future acquisitions will be successfully integrated. We have announced our intent to pursue FDIC-assisted acquisition opportunities and to open new stores in Oregon, Washington and California, and to continue our growth strategy. If we pursue our growth strategy too aggressively, or if factors beyond management’s control divert attention away from our integration plans, we might not be able to realize some or all of the anticipated benefits. Moreover, we are dependent on the efforts of key personnel to achieve the synergies associated with our acquisitions. The loss of one or more of our key persons could have a material adverse effect upon our ability to achieve the anticipated benefits.

Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on compensation paid to our executives.

On November 14, 2008, in exchange for an aggregate purchase price of $214,181,000, we issued and sold to the U.S. Treasury, pursuant to the TARP Capital Purchase Program: (i) 214,181 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share and liquidation preference $1,000 per share (“Series A Preferred Stock”) and (ii) a warrant to purchase up to 2,221,795 shares of our common stock (recently adjusted to 1,110,898 shares), no par value per share (the “Warrant”). We have sought regulatory approval to redeem the Series A Preferred Stock and will seek to repurchase the Warrant. Until we redeem the Series A Preferred Stock, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. Further, we are not permitted to increase dividends on our common stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 ($0.19 per share) without the Treasury’s approval until the third anniversary of the investment unless all of the Series A

Preferred Stock has been redeemed or transferred. In addition, our ability to repurchase our shares is restricted. The Treasury’s consent is generally required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the Series A Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.

We are subject to TARP rules and standards governing executive compensation, which generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive; and (5) bonus and incentive compensation restrictions. In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods.

The financial services industry is highly competitive.

We face pricing competition for loans and deposits. We also face competition with respect to customer convenience, product lines, accessibility of service and service capabilities. Our most direct competition comes from other banks, brokerages, mortgage companies and savings institutions. We also face competition from credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other non-bank businesses. This significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area may impact future earnings and growth.

Involvement in non-bank business creates risks associated with the securities industry.

Umpqua Investments’ retail brokerage operations present special risks not borne by community banks that focus exclusively on community banking. For example, the brokerage industry is subject to fluctuations in the stock market that may have a significant adverse impact on transaction fees, customer activity and investment portfolio gains and losses. Likewise, additional or modified regulations may adversely affect Umpqua Investments’ operations. Umpqua Investments is also dependent on a small number of established brokers, whose departure could result in the loss of a significant number of customer accounts. A significant decline in fees and commissions or trading losses suffered in the investment portfolio could adversely affect Umpqua Investments’ income and potentially require the contribution of additional capital to support its operations. Umpqua Investments is subject to claim arbitration risk arising from customers who claim their investments were not suitable or that their portfolios were too actively traded. These risks increase when the market, as a whole, declines. The risks associated with retail brokerage may not be supported by the income generated by those operations. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Non-interest Income”, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

Our banking and brokerage operations are subject to extensive government regulation that is expected to become more burdensome, increase our costs and make us less competitive compared to financial services firms that are not subject to the same regulation.

We and our subsidiaries are subject to extensive regulation under federal and state laws. These laws and regulations are primarily intended to protect customers, depositors and the deposit insurance fund, rather than shareholders. The Bank is an Oregon state-chartered commercial bank whose primary regulator is the Oregon Division of Finance and Corporate Securities. The Bank is also subject to the supervision by and the regulations of the Washington Department of Financial Institutions, the California Department of Financial Institutions and the FDIC, which insures bank deposits. Umpqua Investments is subject to extensive regulation by the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority. Umpqua is subject to regulation and supervision by the Board of Governors of the Federal Reserve System, the SEC and NASDAQ. Federal and state regulations may place banks and brokerage firms at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies and leasing companies. There is also the possibility that laws could be enacted that would prohibit a company from controlling both an FDIC-insured bank and a broker dealer, or restrict their activities if under common ownership. If we receive less than satisfactory results on regulatory examinations, we could be restricted from making acquisitions, adding new stores, developing new lines of business or otherwise continuing our growth strategy for a period of time. Future changes in federal and state banking and brokerage regulations could adversely affect our operating results and ability to continue to compete effectively.

The value of the securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has become extremely volatile over the past two years. Volatile market conditions or deteriorating financial performance of the issuer or obligor may detrimentally affect the value of these securities. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary or permanent impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

The volatility of our mortgage banking business can adversely affect earnings if our mitigating strategies are not successful.

Changes in interest rates greatly affect the mortgage banking business. One of the principal risks in this area is prepayment of mortgages and the consequent detrimental effect on the value of mortgage servicing rights. We may employ hedging strategies to mitigate this risk but if the hedging decisions and strategies are not successful, our net income could be adversely affected. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Mortgage Servicing Rights”, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

Our business is highly reliant on technology and our ability to manage the operational risks associated with technology.

We depend on internal and outsourced technology to support all aspects of our business operations. Interruption or failure of these systems creates a risk of business loss such as civil fines or damage claims from privacy breaches and adverse customer experience. Risk management programs are expensive to maintain and will not protect the Company from all risks associated with maintaining the security of customer information, proprietary data, external and internal intrusions, disaster recovery and failures in the controls used by vendors.

Our business is highly reliant on third party vendors and our ability to manage the operational risks associated with outsourcing those services.

We rely on third parties to provide services that are integral to our operations. These third party service providers support our operations and our sales efforts. Any disruption in the services provided by these third parties, or any reputational risk or damage they may suffer as a result of such disruptions could have an adverse effect on our reputation, operations and our ability to meet the needs of our customers. In our asset management business, we have a business alliance with Ferguson Wellman, a registered investment advisor to whom we refer customers for investment advice and asset management services. We cannot be sure that we will be able to maintain these relationships on favorable terms. We are dependent on third party service providers for data processing and information processing services that support our day-to-day banking and brokerage services. Some of these providers are associated with our competitors. The loss of these third party relationships could produce disruption of service and significant costs in connection with replacing these services.

Store construction can disrupt banking activities and may not be completed on time or within budget, which could result in reduced earnings.

The Bank has, over the past several years, been transformed from a traditional community bank into a community-oriented financial services retailer. We have announced plans to build new stores in Oregon, Washington and California as part of our de novo branching strategy. This includes our strategy of building “Neighborhood Stores.” We also continue to remodel acquired bank branches to resemble retail stores that include distinct physical areas or boutiques such as a “serious about service center,” an “investment opportunity center” and a “computer cafe.” Store construction involves significant expense and risks associated with locating store sites and delays in obtaining permits and completing construction. Remodeling involves significant expense, disrupts banking activities during the remodeling period, and presents a new look and feel to the banking services and products being offered. Financial constraints may delay remodeling projects. Customers may not react favorably to the construction-related activities or the remodeled look and feel. There are risks that construction or remodeling costs will exceed forecasted budgets and that there may be delays in completing the projects, which could cause disruption in those markets.

Changes in accounting standards may impact how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time the Financial Accounting Standards Board changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

Risks related to this offering

You are making an investment decision about the depositary shares as well as our Common Stock Equivalent.

As described in this prospectus supplement, the Common Stock Equivalent that we are issuing is being sold in the form of depositary shares representing a fractional interest therein. The depository will rely solely on the dividend payments on the Common Stock Equivalent it receives from us to fund all dividend payments on the depositary shares. Dividends on the Common Stock Equivalent will be non-cumulative and payable only when, as, and if declared by our board of directors. If neither our board of directors nor a duly authorized committee thereof declares a dividend on the Common Stock Equivalent for any dividend period, no dividend will accrue, and we will have no obligation to pay, and holders of the depositary shares representing fractional interests in the Common Stock Equivalent will have no right to receive, a dividend for that dividend period. See “Description of preferred stock—Dividends” for more information regarding the payment of dividends.

Our board of directors is not required to declare dividends on the depositary shares, and may decide not to declare dividends.

Prior to the approval deadline, our board of directors may not declare or pay any dividend or make any distribution (including regular quarterly dividends) in respect of our common stock, unless it declares and pays to the holders of the Common Stock Equivalent, at the same time and on the same terms as holders of our common stock, a corresponding dividend based on the number of shares into which the Common Stock Equivalent is then convertible. If we fail to obtain stockholder approval for the common stock amendment by the approval deadline, then, thereafter, non-cumulative cash dividends will be payable on the Common Stock Equivalent in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%.

However, in each case, holders of the depositary shares are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although historically we have declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future, which could in turn reduce or eliminate any requirement for us to pay a dividend on the Common Stock Equivalent prior to the approval deadline. Additionally, as a result of our issuance of Series A Preferred Stock to the Treasury Department pursuant to the TARP, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the outstanding Series A Preferred Stock issued to the Treasury Department. Further, we are not permitted to increase dividends on our common stock above $0.19 per share in any fiscal quarter without the Treasury Department’s approval until November 14, 2011, unless all of the outstanding Series A Preferred Stock issued to the Treasury Department has been redeemed or transferred. As discussed under “Use of proceeds” in this prospectus supplement, we expect to repurchase the Series A Preferred Stock issued to the Treasury Department in connection with our participation in TARP following the completion of this offering and the concurrent common stock offering. Upon consummation of that repurchase, the restriction on increasing the dividend rate on our common stock without the Treasury Department’s consent will be removed.

Dividends on the Common Stock Equivalent, and therefore dividends on the depositary shares, are discretionary and non-cumulative.

Dividends on the Common Stock Equivalent are discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee thereof does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the depositary shares will not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to be payable. We will have no obligation to pay dividends payable for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee thereof has not declared a dividend before the related dividend payment date, whether or not dividends on the Common Stock Equivalent or any other series of our preferred stock or our common stock are declared for any other dividend period.

Sales of a significant number of our depositary shares or shares of our common stock, or grants of equity interests, could depress the market price of our common stock.

Sales of a substantial number of our depositary shares or shares of our common stock, or grants of options, warrants or other equity interests could adversely affect the market price of our common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

The market price of the depositary shares will be directly affected by the market price of our common stock, which has been and is likely to be volatile.

To the extent that a secondary market for the depositary shares develops, we believe that the market price of the depositary shares will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. The trading price of our common stock has been and is likely to be highly volatile and subject to wide fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions or trends in financial industry;

•	changes in regulatory requirements around capital, TARP repayment, bank operations and earnings;

•	additions or departures of key personnel;

•	general economic conditions and interest rates;

•

instability in the United States and other financial markets and the ongoing and possible escalation of unrest in the Middle East, other armed hostilities or further acts or threats of terrorism in the United States or elsewhere;

•	sales of our common stock;

•

the potential impact of the secondary trading of our stock on foreign exchanges which are subject to less regulatory oversight than The NASDAQ Global Select Market, without our permission, and the activity of the market makers of our stock on such exchanges, including the risk that such market makers may engage in naked short sales and/or other trading practices which may artificially depress or otherwise affect the price of our common stock on The NASDAQ Global Select Market;

•	earnings estimates and recommendations of securities analysts;

•	the performance and stock price of other companies that investors and analysts deem comparable to us; and

•	the safety and soundness or perceived safety and soundness of the banking industry.

In addition, the stock market in general, and The NASDAQ Global Select Market and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock and the depositary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your depositary shares or shares of our common stock at or above the offering price.

If we defer payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on the Common Stock Equivalent and our common stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our capital stock, including the Common Stock Equivalent and our common stock, and purchasing, acquiring, or making a liquidation payment on such stock, in each case if we are aware of any event that would be an event of default under the indenture governing those junior subordinated notes or at any time when we have deferred payment of interest on those junior subordinated debentures.

An active trading market for the depositary shares does not exist and may not develop.

We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the Common Stock Equivalent listed on The NASDAQ Global Select Market. We do not expect there will be any separate public trading market for the shares of the Common Stock Equivalent except as represented by the depositary shares.

However, listing the depositary shares on The NASDAQ Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their depositary shares easily. In addition, the liquidity of the trading market in the depositary shares, and the market price quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the depositary shares. If an active trading market does not develop or is not maintained, the market price and liquidity of the depositary shares may be adversely affected. In that case, you may not be able to sell your depositary shares at a particular time or you may not be able to sell your depositary shares at a favorable price.

Our stockholders may not approve the increase in our authorized shares of common stock necessary to allow the conversion of the Common Stock Equivalent into common stock.

Currently, we do not have sufficient shares of common stock authorized, unissued and unreserved under our restated articles of incorporation to allow for the issuance of the full number of shares of our common stock into which Common Stock Equivalent is convertible. As a result, we have agreed to use our reasonable best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than the approval deadline, at which we will seek to obtain the requisite stockholder approval of an amendment to our restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit conversion of the Common Stock Equivalent into our common stock. While holders of Common Stock Equivalent generally will vote together with holders of our common stock on matters upon which the holders of common stock are entitled to vote, holders of the Common Stock Equivalent will not be entitled to vote in respect of the amendment described above. If we fail to obtain stockholder approval by the approval deadline, thereafter, non-cumulative cash dividends will be payable on the Common Stock Equivalent (and thus on the depositary shares) in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%, as described under “Description of preferred stock—Dividends” in this prospectus supplement.

The conversion rate may not be adjusted for all dilutive events, and even if a dilutive event results in an adjustment to the conversion rate, you will not realize the economic benefit of such adjustment until conversion, which is conditioned upon our receipt of stockholder approval of the common stock amendment.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Common Stock Equivalent is subject to adjustment for certain events, including, without limitation, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, splits, combinations distributions of capital stock, indebtedness or assets, cash dividends in excess of certain thresholds and certain issuer tender or exchange offers. See “Description of preferred shares—Conversion rate adjustments” in this prospectus supplement. However, we will not be required to adjust the conversion rate for certain other events, including offerings of common stock for cash and a third-party tender or exchange offer. An event that adversely affects the value of the Common Stock Equivalent and/or the depositary shares may occur, but that event may not result in an adjustment to the conversion rate. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, except as described under “Underwriting” in this prospectus supplement, we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock.

Moreover, even if a dilutive event results in an adjustment to the conversion rate, you will not realize the economic benefit of such adjustment unless and until we receive stockholder approval of the common stock amendment and the Common Stock Equivalent converts into our common stock. Although we have agreed (1) to use our reasonable best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than the approval deadline, to approve the common stock amendment and, (2) if we fail to obtain such stockholder approval by the approval deadline, to continue to seek such approval at least as frequently as every six months thereafter until approval has been obtained, there can be no assurance that we will receive such approval. If we do not receive stockholder approval for the common stock amendment, the Common Stock Equivalent (and thus the depositary shares) will not be converted into our common stock.

Anti-takeover provisions in our restated articles of incorporation and bylaws and Oregon law could make a third party acquisition of us difficult.

Our restated articles of incorporation contain provisions that could make it more difficult for a third party to acquire us (even if doing so would be beneficial to our stockholders) and for holders of our common stock to receive any related takeover premium for their common stock. We are also subject to certain provisions of Oregon law that could delay, deter or prevent a change in control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We expect to use the net proceeds from the sale of our depositary shares, together with the net proceeds from the concurrent offering of shares of common stock, to redeem Series A Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program and for general corporate purposes, which may include capital to support growth and FDIC-assisted acquisition opportunities. However, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

There can be no assurance when the Series A Preferred Stock can be redeemed and the Warrant can be repurchased.

We have sought regulatory approval to redeem the Series A Preferred Stock and intend to repurchase the Warrant, and use the proceeds from this offering to do so, as described in “Use of Proceeds,” there can be no assurance that we will receive regulatory approval to do so. Until the Series A Preferred Stock is redeemed and the Warrant is repurchased, we will remain subject to the terms and conditions set forth in the Securities Purchase Agreement, the Series A Preferred Stock and the Warrant.

The depositary shares are equity securities and are subordinate to our existing and future indebtedness and effectively subordinated to all the indebtedness of our subsidiaries.

The depositary shares represent fractional interests in the Common Stock Equivalent, which is an equity interest in us and does not constitute indebtedness. As such, the Common Stock Equivalent will rank junior to all of our existing and future indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation, and effectively junior to all existing and future indebtedness of our subsidiaries. Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock will receive distributions of our available assets prior to holders of our common stock.

You may be subject to tax upon an adjustment to the conversion rate of a share of Common Stock Equivalent even though you do not receive a corresponding cash distribution.

The conversion rate of a share of Common Stock Equivalent is subject to adjustment in certain circumstances, including the payment of certain cash dividends on our common stock. For United States federal income tax purposes, certain adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. If, for instance, the conversion rate with respect to the Common Stock Equivalent underlying your depositary shares is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a non-U.S. stockholder (as defined in “Certain material U.S. federal income and estate tax considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the depositary shares. See “Certain material U.S. federal income and estate tax considerations.”

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $             million (or $             million upon the exercise of the over-allotment option in full), based on the public offering price of $             per share, after deducting underwriting commissions and expenses. We expect to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering described herein, to redeem the Series A Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program upon receipt of regulatory approval, to fund FDIC-assisted acquisition opportunities and for general corporate purposes.

Price range of common stock

Our common stock is traded on The NASDAQ Global Select Market under the symbol “UMPQ.” The following table presents the high and low sales prices of our common stock for each period, based on inter-dealer prices that do not include retail mark-ups, mark-downs or commissions, and cash dividends declared per share of common stock for each period:

Quarter ended	High	Low	Cash dividend per share

December 31, 2009	$13.73	$ 9.41	$0.05
September 30, 2009	$11.84	$ 6.95	$0.05
June 30, 2009	$12.11	$ 7.58	$0.05
March 31, 2009	$14.54	$ 6.68	$0.05

December 31, 2008	$18.40	$10.14	$0.05
September 30, 2008	$23.10	$ 8.57	$0.19
June 30, 2008	$16.97	$11.43	$0.19
March 31, 2008	$17.06	$12.00	$0.19

December 31, 2007	$20.95	$14.15	$0.19
September 30, 2007	$24.80	$18.52	$0.19
June 30, 2007	$27.00	$23.27	$0.18
March 31, 2007	$30.00	$25.39	$0.18

The closing sales price per share of our common stock on February 1, 2010 was $11.86. The highest sales price from January 1, 2010 through February 1, 2010 was $14.24, and the lowest in that time period was $11.69.

Dividend policy

On December 19, 2008, we declared a quarterly cash dividend on our common stock and announced that the Board of Directors had lowered the quarterly dividend on our common stock to $0.05 per common share. This decrease was made pursuant to our existing dividend policy and in consideration of, among other things, earnings, regulatory capital levels, the overall payout ratio and expected asset growth. We expect that the dividend rate on our common stock will be reassessed on a quarterly basis by the Board of Directors in accordance with the dividend policy. On each of March 12, 2009, June 16, 2009, September 15, 2009 and December 17, 2009 we declared a quarterly cash dividend of $0.05 per common share.

The payment of future cash dividends on our common stock and the Common Stock Equivalent is at the discretion of our Board and subject to a number of factors. Our Board’s dividend policy is to review Umpqua’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

The Oregon Business Corporation Act, applicable to Umpqua Holdings Corporation, allows an Oregon business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Historically, dividends paid by the Bank have provided substantially all of Umpqua’s (as a stand-alone parent company) cash flow. As of December 31, 2009, Umpqua had $215.2 million in cash to satisfy its stand-alone obligations. Under the Oregon Bank Act and the Federal Deposit Insurance Corporation Improvement Act of 1991, the Bank is subject to restrictions on the payment of cash dividends to its parent company. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, under the Oregon Bank Act, the amount of the dividend paid by the Bank may not be greater than net unreserved retained earnings, after first deducting, to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months unless the debt is fully secured and in the process of collection; all other assets charged-off as required by Oregon bank regulators or a state or federal examiner; and all accrued expenses, interest and taxes of the Bank. In addition, state and federal regulatory authorities are authorized to prohibit banks and holding companies from paying dividends that would constitute an unsafe or unsound banking practice. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition.

In connection with the issuance and sale of shares of Series A Preferred Stock on November 14, 2008, we entered into a Letter Agreement including Securities Purchase Agreement—Standard Terms with the U.S. Treasury. The Agreement contains limitations on the payment of quarterly cash dividends on our common stock in excess of $0.19 per share without the Treasury’s consent prior to the earlier of November 14, 2011 and the date on which we redeem (or U.S. Treasury transfers to unaffiliated parties) all of the shares of Series A Preferred Stock. The Series A Preferred Stock has no maturity date and ranks senior to our common stock with respect to the payment of dividends and distribution of amounts payable upon liquidation, dissolution and winding up of the Company. The Series A Preferred Stock has no sinking fund requirements.

Description of preferred stock

Our Common Stock Equivalent is a series of our preferred stock as described in the accompanying prospectus. This description of the particular terms of our Common Stock Equivalent supplements, and to the extent it is inconsistent, replaces the description of the general provisions of our preferred stock set forth in the accompanying prospectus.

The following description is a summary of the material provisions of the Common Stock Equivalent and the certificate of designations therefor (the “certificate of designations”) and does not purport to be complete. The terms of our Common Stock Equivalent include those expressly set forth in the certificate of designations, and this summary is subject to and is qualified by reference to all the provisions of the certificate of designations, including the definitions of certain terms used in the certificate of designations.

You may request a copy of the certificate of designations from us as described under “Where you can find more information” in this prospectus supplement. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of our Common Stock Equivalent.

For purposes of this description, references to “we,” “our” and “us” refer only to Umpqua Holdings Corporation and not to its subsidiaries.

General

As of February 1, 2010, the total number of shares of all classes of capital stock that we had authority to issue was 102,000,000 shares, consisting of 100,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock.

As of February 1, 2010, there were 86,808,891 shares of our common stock issued and outstanding. As of February 1, 2010, there were a total of 487,376 shares available for future stock option, restricted stock award and restricted stock unit grants under our 2003 Stock Incentive Plan, and a total of 2,279,044 shares reserved for issuance under outstanding grants under our 2003 Stock Incentive Plan, plans assumed in connection with mergers and acquisitions and our prior equity-based compensation plans. We have also reserved 1,110,898 shares of common stock for issuance pursuant to a warrant issued to the U.S. Treasury under the TARP Capital Purchase Program.

In addition, as of February 1, 2010, there were 214,181 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued and outstanding. This offering relates to              shares of Common Stock Equivalent (plus an additional              shares of Common Stock Equivalent if the underwriter exercises its over-allotment option in full).

The sole holder of shares of our Common Stock Equivalent will be the depository, and the holders of depositary shares will be required to exercise their proportional rights in our Common Stock Equivalent through the depository, as described under “Description of depositary shares” in this prospectus supplement.

Ranking

The Common Stock Equivalent will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•

senior to our common stock and any other class or series of our capital stock the terms of which expressly provide that it ranks junior to our Common Stock Equivalent as to dividend rights and/or as to rights on our liquidation, dissolution or winding up;

•

equal with any class or series of our capital stock the terms of which do not expressly provide that such class or series will rank senior or junior to our Common Stock Equivalent as to dividend rights and/or as to rights on our liquidation, dissolution or winding up (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively), including without limitation our Fixed Rate Cumulative Perpetual Preferred Stock, Series A;

•	junior to all of our existing and future debt obligations, including any of our future secured debt obligations; and

•	effectively junior to all existing and future debt obligations (including trade payables) of our subsidiaries.

We refer to the securities described in the first bullet above as “junior stock” and the securities described in the second bullet above as “parity stock.”

Stockholder approval of common stock amendment

To provide for the authorization of a sufficient number of authorized, unissued and unreserved shares of our common stock into which the Common Stock Equivalent can convert in full, we have agreed to use our reasonable best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than August 15, 2010 (the “approval deadline”), at which we will seek to obtain the requisite stockholder approval of an amendment to our restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit conversion of our Common Stock Equivalent into shares of our common stock. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained.

We refer to the amendment to our restated articles of incorporation to increase our authorized common stock as provided above as the “common stock amendment,” and the first stockholders’ meeting following the completion of this offering at which we seek to obtain approval of the common stock amendment as the “special stockholders’ meeting.”

If we obtain stockholder approval of the common stock amendment at the special stockholders’ meeting held on or before the approval deadline, then at 9:30 a.m., New York City time, on the first business day following the special stockholders’ meeting (the “mandatory conversion date”):

•

the Common Stock Equivalent will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 100 shares of our common stock for each share of Common Stock Equivalent (the “conversion rate”), which is equivalent to one share of our common stock for each depositary share, with cash being paid for fractional shares; and

•

all shares of our Common Stock Equivalent will cease to exist and will resume the status of authorized and unissued shares of our preferred stock, and all other rights of the holders of such shares of Common Stock Equivalent (or depositary shares in respect thereof) will terminate, in each case, irrespective of whether the certificates of Common Stock Equivalent have been surrendered to the transfer agent.

We will notify holders of the Common Stock Equivalent of the status of the common stock amendment on the business day immediately succeeding the date on which stockholder approval of the common stock amendment has been received or the date on which stockholder approval has been sought but not received, as applicable. If stockholder approval of the common stock amendment has been received, such notice will state (i) that such business day is the mandatory conversion date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Common Stock Equivalent or each depositary share, as the case may be, and (iii) instructions regarding the surrender of certificates of Common Stock Equivalent for common stock to the transfer agent. In the aggregate, upon issuance,              shares of our common stock (subject to adjustment) will be issuable upon conversion of the shares of Common Stock Equivalent offered hereby (or              shares of our common stock if the underwriter exercises its over-allotment option in full). See “—Mandatory conversion” and “Description of depositary shares—Automatic conversion.”

A “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends

General

Holders of our Common Stock Equivalent will be entitled to receive, on each share of Common Stock Equivalent if, as and when declared by our board of directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends and any other distributions, whether payable in cash, securities or any other form of property or assets, in an amount determined as described below.

Dividends payable on the Common Stock Equivalent are non-cumulative. If neither our board of directors nor any duly authorized committee thereof declares a dividend on our Common Stock Equivalent in respect of a dividend period (as defined below), no dividend will accrue, and we will have no obligation to pay, and holders will have no right to receive, a dividend for such dividend period, whether or not dividends on the Common Stock Equivalent or any other series of our preferred stock or common stock have been declared, or are declared, for any other dividend period. References to the “accrual” of non-cumulative dividends refer only to the determination of the amount of such dividends and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

“Dividend period” means the period from, and including, any dividend payment date (or, if a dividend payment date has not occurred, the original issuance date of the Common Stock Equivalent) to, but excluding, the immediately succeeding dividend payment date.

“Dividend payment date” means February 15, May 15, August 15 and November 15 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, prior to the approval deadline, on the same date that we pay any dividend or distribution on shares of our common stock (irrespective of whether such date is a dividend payment date as defined above), we will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the Common Stock Equivalent.

From, and including, the first original issuance date of the Common Stock Equivalent to, but excluding, the approval deadline, our board of directors or a duly authorized committee thereof may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether payable in cash, securities or any other form of property or assets, unless our board of directors or a duly authorized committee thereof declares and pays to the holders of our Common Stock Equivalent, at the same time (irrespective of whether or not such time is a dividend payment date (as defined below)) and on the same terms as holders of our common stock, a dividend per share of our Common Stock Equivalent equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of our common stock and (ii) the conversion rate as of the record date for such dividend or distribution. Any dividend or distribution payable on the Common Stock Equivalent as described in this paragraph will be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on our common stock.

For each dividend period from, and including, the approval deadline, non-cumulative cash dividends will be payable on the Common Stock Equivalent in an amount equal to the greater of (i) the as-converted dividend amount and (ii) the alternate dividend amount (each as defined below).

The “as-converted dividend amount” means, with respect to any dividend period, the product of:

•

the pro forma per share quarterly common stock dividend derived by (i) annualizing the last quarterly cash dividend declared during such dividend period on our common stock and (ii) dividing such annualized dividend by four; and

•	the then-current conversion rate;

provided that for any such dividend period during which no quarterly cash dividend has been declared on our common stock, the “as-converted dividend amount” will be deemed to be $0.00.

The “alternate dividend amount” means an amount equal to the product of (i) the liquidation amount of the Common Stock Equivalent and (ii) a per annum rate of 15%.

The dividends described in the three immediately preceding paragraphs will:

•	be non-cumulative;

•	begin to accrue from, and including, the approval deadline; and

•

to the extent declared by our board of directors or a duly authorized committee thereof, be payable quarterly on each dividend payment date, commencing with the dividend period ending on, and including, November 15, 2010.

In the event that any dividend payment date in respect of which a dividend is to be paid would otherwise fall on a day that is not a business day, the dividend payment due on that date will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.

Dividends that are payable on our Common Stock Equivalent in respect of any dividend period from, and including, the approval deadline will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on our Common Stock Equivalent from, and including, the approval deadline on any date prior to the end of a dividend period or on any dividend payment date for a dividend period that is shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on our Common Stock Equivalent will be payable to holders of record of our Common Stock Equivalent as they appear on our stock register on the applicable record date, which:

•

with respect to dividends payable from and including the original issuance date of the Common Stock Equivalent to, but excluding, the approval deadline, will be the same day as the record date for the payment of the corresponding dividends to the holders of shares of our common stock; and

•

with respect to dividends payable from and including the approval deadline, will be the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”).

Any such day that is a dividend record date will be a dividend record date whether or not such day is a business day.

Holders of our Common Stock Equivalent will not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on our Common Stock Equivalent as specified in this “—Dividends” section (subject to the other provisions of the certificate of designations).

Dividend stopper

So long as any share of our Common Stock Equivalent remains outstanding:

•

no dividend or distribution will be declared or paid on our common stock or any other shares of junior stock (other than dividends payable on junior stock other than our common stock solely in shares of our common stock) or parity stock, subject to the immediately following paragraph in the case of parity stock; and

•	no common stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries;

unless, in each case, full dividends on all outstanding shares of the Common Stock Equivalent have been paid or declared and set aside for payment in respect of the most recently completed dividend period.

The foregoing limitation will not apply to:

•

redemptions, purchases or other acquisitions of shares of our common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the share dilution amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the share dilution amount will in no event exceed the share dilution amount;

•

purchases or other acquisitions by a broker-dealer subsidiary of ours solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of ours of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary;

•

any dividends or distributions of rights of junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, so long as provision is made so that holders of the Common Stock Equivalent receive such rights upon conversion of their shares of Common Stock Equivalent into shares of our common stock on the mandatory conversion date, and subject to any applicable adjustment in the conversion rate pursuant to clause (iii) under “—Conversion rate adjustments” below;

•

the acquisition by us or any of our subsidiaries of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; or

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the original issuance date of the Common Stock Equivalent or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for our common stock.

The “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States and as measured from the date of our consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the first original issuance date of the Common Stock Equivalent) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date (or, in the case of parity stock having dividend payment dates different than the dividend payment dates of our Common Stock Equivalent, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon our Common Stock Equivalent and any shares of parity stock, all dividends declared on our Common Stock Equivalent and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates of our Common Stock Equivalent, on a dividend payment date falling within the dividend period related to such dividend payment date) will be declared pro rata so that the respective amounts of such dividends declared will bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of our Common Stock Equivalent and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates of our Common Stock Equivalent, on a dividend payment date falling within the dividend period related to such dividend payment date) (subject to their having been declared by our board of directors or a duly authorized committee thereof out of legally available funds and including, in the case of parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. However, we will have no obligation to pay, and holders will have no right to receive, any remaining accrued but unpaid dividends, as described in “—General” above. If our board of directors or a duly authorized committee thereof determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of our Common Stock Equivalent prior to such dividend payment date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee thereof may be declared and paid on any securities, including our common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of our Common Stock Equivalent will not be entitled to participate in any such dividends.

Liquidation preference

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of our Common Stock Equivalent will be entitled to receive for each share of Common Stock Equivalent, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock or other stock of ours ranking junior to our Common Stock Equivalent as to such distribution, payment in full in an amount equal to the sum of (x) the liquidation amount per share of Common Stock Equivalent and (y) the amount of any unpaid dividends, whether or not declared, accrued from, and including, the immediately preceding dividend payment date to, but excluding, the date of payment (such amounts collectively, the “liquidation preference”).

If in any distribution described above our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of our Common Stock Equivalent and the corresponding amounts payable with respect to any other stock of ours ranking equally with our Common Stock Equivalent as to such distribution, holders of our Common Stock Equivalent and the holders of such other stock will share ratably (based on the relative liquidation preference of the Common Stock Equivalent and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of our Common Stock Equivalent and the corresponding amounts payable with respect to any other stock of ours ranking equally with our Common Stock Equivalent as to such distribution have been paid in full, the holders of our other stock will be entitled to receive all remaining assets of ours (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of our common stock equal to the then-current conversion rate (the “as-converted liquidation amount”) exceeds the liquidation preference, then holders of our Common Stock Equivalent will be entitled to receive, for each share of Common Stock Equivalent, an additional amount (the “liquidation participation amount”) out of such assets or proceeds such that the as-converted liquidation amount equals the sum of the liquidation preference, plus the liquidation participation amount, after making appropriate adjustment such that the holders of our Common Stock Equivalent receive the same amount on an as-converted basis as the holders of a number of shares of our common stock equal to the then-current conversion rate.

For purposes of this “—Liquidation preference” section, the merger or consolidation of us with any other corporation or other entity, including a merger or consolidation in which the holders of our Common Stock Equivalent receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of our assets, will not constitute a liquidation, dissolution or winding up of us.

Voting rights

General; preferred directors

Each share of Common Stock Equivalent will entitle the holders thereof to a number of votes equal to the conversion rate as of the record date for the vote or consent on all matters submitted to a vote of our stockholders; provided that the holders of Common Stock Equivalent will not be entitled to vote on the common stock amendment, unless required by applicable law.

Except as otherwise provided in this prospectus supplement or by applicable law, the holders of shares of Common Stock Equivalent and the holders of shares of our common stock will vote together as one class on all matters submitted to a vote of our stockholders, except the common stock amendment.

Whenever, at any time or times, from and including the approval deadline, dividends payable on the shares of Common Stock Equivalent have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive (a “nonpayment”), the authorized number of our directors will automatically be increased by two and the holders of the Common Stock Equivalent will have the right, with holders of shares of any one or more other classes or series of voting parity stock (as defined below) outstanding at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (collectively, the “preferred directors” and each, a “preferred director”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of our stockholders until full dividends have been paid on our Common Stock Equivalent following a nonpayment for at least four quarterly consecutive dividend periods, at which time such right will terminate, except as otherwise provided in this prospectus supplement or expressly provided by law, subject to revesting in the event of each and every nonpayment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

“Voting parity stock” means, with regard to any matter on which the holders of our Common Stock Equivalent are entitled to vote as described in the two immediately preceding paragraphs, any and all series of parity stock upon which like voting rights have been conferred and are exercisable with respect to such matter, and, without limiting the foregoing, includes our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Upon any termination of the right of the holders of shares of our Common Stock Equivalent and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above. Any preferred director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of Common Stock Equivalent at the time outstanding voting separately as a class together with the holders of shares of voting parity stock (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any preferred director becomes vacant for any reason other than removal from office as aforesaid, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

When a supermajority vote is required

So long as any shares of Common Stock Equivalent are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of our Common Stock Equivalent at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of the certificate of designations for our Common Stock Equivalent or our restated articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Common Stock Equivalent with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of us;

•

any amendment, alteration or repeal of any provision of the certificate of designations for the Common Stock Equivalent or our restated articles of incorporation (including, unless no vote on such merger or consolidation is required as described in the immediately succeeding bullet, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Common Stock Equivalent;

•

any consummation of a binding share exchange or reclassification involving the Common Stock Equivalent, or of a merger or consolidation of us with another corporation or other entity, unless in each case (x) the shares of our Common Stock Equivalent remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Common Stock Equivalent immediately prior to such consummation, taken as a whole; or

•	consolidations that are potentially adverse to Common Stock Equivalent holders.

However, notwithstanding the foregoing, (i) the holders of our Common Stock Equivalent will not be entitled to vote on the common stock amendment, except as required by applicable law; and (ii) for all purposes of this “—When a supermajority vote is required” section, any increase in the amount of our authorized preferred stock, including any increase in the authorized amount of our Common Stock Equivalent necessary to satisfy preemptive or similar rights granted by us to other persons prior to the original issuance date of the Common Stock Equivalent, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of our preferred stock, or any securities convertible into or exchangeable or exercisable for any such other series of our preferred stock, ranking equally with and/or junior to our Common Stock Equivalent with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and will not require the affirmative vote or consent of, the holders of outstanding shares of our Common Stock Equivalent.

Maturity; redemption; repurchase; preemptive rights

Our Common Stock Equivalent has no maturity date, is not redeemable at our option at any time and is not subject to repurchase at the option of holders at any time. In addition, the shares of our Common Stock Equivalent are not subject to the operation of a sinking fund. Accordingly, our Common Stock Equivalent will remain outstanding indefinitely unless we receive the shareholder approval described in “—Stockholder approval of common stock amendment,” in which case the shares of our Common Stock Equivalent will automatically convert into shares of our common stock as described in that section and in the “—Mandatory conversion” section.

The holders of our Common Stock Equivalent do not have any preemptive rights.

Mandatory conversion

Effective as of the close of business on the mandatory conversion date, each share of our Common Stock Equivalent will automatically convert into shares of our common stock at the then-current conversion rate.

In addition, effective immediately prior to the close of business on the mandatory conversion date, we will no longer declare dividends on any such converted shares of our Common Stock Equivalent and such shares of Common Stock Equivalent will cease to be outstanding, in each case, subject to the right of holders of our Common Stock Equivalent to receive any:

•

declared and unpaid dividends or distributions (with respect to dividends or distributions from, and including, the original issuance date of the Common Stock Equivalent to, but excluding, the approval deadline as described under “—Dividends”) on such shares;

•

declared and unpaid dividends or distributions (with respect to dividends or distributions for any dividend period beginning on or after the approval deadline as described under “—Dividends”) on such shares in an amount calculated as if the mandatory conversion date were a dividend payment date; and

•	other payments to which they are otherwise entitled pursuant to the terms of the certificate of designations.

No allowance or adjustment, except as described in the “—Conversion rate adjustments” section, will be made in respect of dividends payable to holders of our common stock of record as of any date prior to the close of business on the mandatory conversion date (except to the extent of the dividends described under “—Dividends”). Prior to the close of business on the mandatory conversion date, the shares of our common stock or other securities issuable upon conversion of our Common Stock Equivalent will not be deemed outstanding for any purpose, and holders of our Common Stock Equivalent will have no rights with respect to our common stock (or other exchange property, as defined under “—Recapitalizations, reclassifications and changes of our common stock,” consisting, in whole or in part, of other securities) issuable upon conversion

(including, without limitation, voting rights, rights to respond to tender offers for our common stock or such other securities and rights to receive any dividends or other distributions on our common stock or such other securities issuable upon conversion) by virtue of holding shares of our Common Stock Equivalent (except to the extent of the dividends described in “—Dividends” and the voting rights described in “—Voting rights”).

The person or persons entitled to receive our common stock (or other exchange property) issuable upon conversion of our Common Stock Equivalent will be treated for all purposes as the record holder(s) of such shares of our common stock (or other exchange property) as of the close of business on the mandatory conversion date. In the event that a holder will not by written notice designate the name in which shares of our common stock (or other exchange property) to be issued or paid upon conversion of shares of our Common Stock Equivalent should be registered or paid or the manner in which such shares of our common stock (or other exchange property) should be delivered, we will be entitled to register and deliver such shares of common stock (or other exchange property), and make such payment, in the name of the holder of the Common Stock Equivalent (as of the close of business on the mandatory conversion date) and in the manner shown on our records.

No fractional shares of our common stock will be issued to holders of our Common Stock Equivalent upon conversion. In lieu of fractional shares otherwise issuable, such holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the shares of Common Stock Equivalent being converted, multiplied by the last reported sale price of our common stock on the mandatory conversion date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized investment banking firm (unaffiliated with us) selected by us for this purpose.

In order to cause an effective date for the certificate of amendment evidencing the relevant increase in the number of authorized but unissued shares of our common stock no later than one business day following receipt of shareholder approval of the common stock amendment, we will file a certificate of amendment to our restated articles of incorporation with the Secretary of State of the State of Oregon as soon as practicable after the date we receive such shareholder approval, but no later than one business day following receipt of shareholder approval of the common stock amendment. As soon as practicable after the effective date of such certificate of amendment, we will at all times reserve and keep available out of our authorized and unissued common stock or shares acquired by us, solely for issuance upon the conversion of shares of our Common Stock Equivalent as provided in the certificate of designations, free from any preemptive or other similar rights, such number of shares of our common stock as will from time to time be issuable upon the conversion of all the shares of Common Stock Equivalent then outstanding at the then-current conversion rate. For this purpose, the number of shares of our common stock that will be deliverable upon the conversion of all outstanding shares of Common Stock Equivalent will be computed as if at the time of computation all such outstanding shares were held by a single holder.

Prior to our delivery of the common stock that we are obligated to deliver upon conversion of the Common Stock Equivalent, we will comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Conversion rate adjustments

The conversion rate will be subject to adjustment, without duplication, under the following circumstances:

(i)	the issuance by us of our common stock as a dividend or distribution to all or substantially all holders of our common stock, or a subdivision or combination (including, without limitation, a reverse stock split) of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

CR1	=	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OS0	=	the number of shares of common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and

OS1	=	the number of shares of common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (i) for the issuance of our common stock as a dividend or distribution to all or substantially all holders of common stock to the extent (but only to the extent) such dividend or distribution is paid to all holders of Common Stock Equivalent as described in the sixth paragraph under “—Dividends—General.”

Any adjustment made under this clause (i) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or combination, as the case may be. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii)	the issuance by us to all or substantially all holders of our common stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the current market price (as defined below) per share of common stock as of the announcement date for such issuance, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1	=	the conversion rate in effect immediately after the close of business on such record date;

OS0	=	the number of shares of common stock outstanding immediately prior to the close of business on such record date;

X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and

Y	=	the aggregate price payable to exercise such rights, divided by the current market price per share of common stock as of the announcement date for such issuance.

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (ii) for the issuance to all or substantially all holders of our common stock of rights, options or warrants to purchase shares of our common stock at less than the current market price per share of common stock as of the announcement date for such issuance to the extent (but only to the extent) such issuance is paid to all holders of Common Stock Equivalent as described in the sixth paragraph under “—Dividends—General.”

Any increase in the conversion rate made pursuant to this clause (ii) will become effective immediately after the close of business on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, the conversion rate will be decreased, effective as of the date of such expiration or termination, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants, to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price per share of common stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof will be taken into account, value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof.

The “current market price” per share of our common stock on any day means the average of the VWAP per share of our common stock on each of the 10 consecutive trading days ending on, and including, the specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted by our board of directors or a duly authorized committee thereof to take into account the occurrence during such period of any event described in this “—Conversion rate adjustments” section.

The “VWAP” per share of our common stock (or any other security for which a VWAP must be determined) on any trading day means, in the case of our common stock, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UMPQ.UQ <equity> AQR (or its equivalent successor if such page is not available) or, in the case of such other security, the per share volume-weighted average price as displayed on the appropriate Bloomberg page, in each case in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock (or such other security) on such trading day determined, using a volume-weighted average method, by each of at least three nationally recognized investment banking firms (each unaffiliated with us) retained for this purpose by us).

A “trading day” means a business day on which (a) there is no market disruption event and (b) trading in our common stock generally occurs on the relevant exchange, except that if no relevant exchange exists for our common stock (or other security for which a VWAP must be determined), then “trading day” means a business day.

A “market disruption event” means (a) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open (the “relevant exchange”) for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any day that is scheduled to be a trading day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

(iii)	we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above or clause (iv) or (v) below and (y) “spin-offs” as to which the provisions set forth below in this clause (iii) apply), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the close of business on such record date;

SP0	=	the current market price per share of common stock as of such record date; and

FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the record date for such dividend or distribution of shares of our capital stock or evidences of our indebtedness or our assets so distributed, expressed as an amount per share of common stock.

Notwithstanding the foregoing, no adjustment will be made pursuant to this portion of clause (iii) for any dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets to the extent (but only to the extent) such dividend or other distribution is paid to all holders of Common Stock Equivalent as described in the sixth paragraph under “—Dividends—General.”

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the current market price per share of our common stock as of the record date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of Common Stock Equivalent will receive, in respect of each share thereof, at the same time and upon the same terms as holders of common stock receive the shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets, the amount of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after the close of business on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution, to the conversion rate that would then be in effect if the dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on common stock consists of shares of our capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then the conversion rate will instead be increased based on the following formula:

CR1 = CR0 x (FMV0 + MP0 ) / MP0

where,

CR0	=	the conversion rate in effect at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;

CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;

FMV0	=	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over each of the 10 consecutive trading days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; and

MP0	=	the average VWAP per share of our common stock over each of the 10 consecutive trading days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange.

Notwithstanding the foregoing, no adjustment will be made under this portion of clause (iii) for any dividend or other distribution on our common stock that consists of shares of our capital stock of, or similar equity interests in, a subsidiary or other business unit of ours to the extent (but only to the extent) such dividend or other distribution is paid to all holders of Common Stock Equivalent as described in the sixth paragraph under “—Dividends—General.”

The adjustment to the conversion rate under the preceding paragraph will become effective at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; provided that if the mandatory conversion date occurs during the ten trading day period immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the primary U.S. national or regional securities exchange or market on which our common stock is then listed or quoted, then references in the portion of this clause (iii) related to spin-offs to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the mandatory conversion date in determining the applicable conversion rate as of such mandatory conversion date.

(iv)	we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (a) any cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock does not exceed $0.05 in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed as part of a distribution referred to in clause (iii) above and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (v) below, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x (SP0 – T) / (SP0 – C)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0	=	the current market price per share of our common stock as of the record date for such distribution;

T	=	the dividend threshold amount; provided that if the distribution is not a regularly scheduled quarterly cash dividend, the dividend threshold amount will be deemed to be zero; and

C	=	an amount of cash per share of our common stock we distribute to holders of our common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (iv).

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (iv) for any distribution consisting exclusively of cash to all or substantially all holders of our common stock to the extent (but only to the extent) such dividend or other distribution is paid to all holders of Common Stock Equivalent as described in the sixth paragraph under “—Dividends—General.”

The adjustment to the conversion rate pursuant to this clause (v) will become effective immediately after the close of business on the record date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of Common Stock Equivalent will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for such or distribution. If such distribution is not so paid, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend, to the conversion rate that would then be in effect if such distribution had not been declared.

(v)	we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the VWAP per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1 )] / (SP1 x OS0)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of common stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;

OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and

SP1	=	the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under this clause (v) will become effective immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date; provided that if the mandatory conversion date occurs during the ten trading day period immediately following, and including, the trading day next succeeding the expiration date, references in this clause (v) to ten trading days will be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the expiration date and the mandatory conversion date in determining the applicable conversion rate as of such mandatory conversion date.

We will calculate all adjustments to the conversion rate to the nearest 1/10,000th of one share of common stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of ours and (y) the mandatory conversion date.

Except as otherwise provided in this “—Conversion rate adjustments” section, the conversion rate will not be adjusted for the issuance of our common stock or any option, warrant or right exercisable for, or securities convertible into or exchangeable for, our common stock or carrying the right to purchase any of the foregoing or for the repurchase of our common stock.

In addition, no adjustment to the conversion rate need be made:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•	solely for a change in the par value of the common stock.

On or after the approval deadline, no adjustment to the conversion rate need be made for a transaction referred to in this “—Conversion rate adjustments” section if holders of the Common Stock Equivalent participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the basis as holders of our common stock and solely as a result of holding Common Stock Equivalent, as if such holders held a number of shares of our common stock equal to the conversion rate as of the record date for such transaction, multiplied by the number of shares of Common Stock Equivalent held by such holders.

To the extent that we have a rights plan in effect on the mandatory conversion date, each share of our common stock issued upon conversion of the Common Stock Equivalent will be entitled to receive the appropriate number of rights, if any, and the certificates representing our common stock issued upon such conversion will bear such legends, if any, in each case as may be provided by the terms of any stockholder rights plan, as the same may be amended from time to time. If, however, on the mandatory conversion date, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable stockholder rights plan so that the holders would not be entitled to receive any rights in respect of the common stock issuable upon conversion of the Common Stock Equivalent, then the conversion rate will be adjusted at the time of the separation as if we paid a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets as provided in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For purposes of this “—Conversion rate adjustments” section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof or by statute, contract or otherwise).

For the avoidance of doubt, but subject to certain exceptions set forth in the certificate of designations, if an event occurs that would trigger an adjustment to the conversion rate pursuant to this “—Conversion rate adjustments” section under more than one provision above, such event, to the extent fully taken into account in a single adjustment, will not result in multiple adjustments.

If any event occurs as to which the failure to make any adjustment to the conversion rate would adversely affect the conversion rights or conversion value represented by our Common Stock Equivalent, then our board of directors or a duly authorized committee thereof, acting in good faith, will determine the adjustment, if any, on a basis consistent with the essential intent and principles herein, necessary to preserve, without dilution, the conversion rights and conversion value represented by our Common Stock Equivalent.

Whenever the conversion rate is adjusted as provided under this “—Conversion rate adjustments” section, we will within 10 business days following the occurrence of any event that requires such adjustment (or if we are not aware of such occurrence, as soon as reasonably practicable after becoming so aware) (i) compute the adjusted applicable conversion rate and give notice to the conversion agent and (ii) provide a written notice to the holders of the Common Stock Equivalent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable conversion rate was determined and setting forth the adjusted applicable conversion rate.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing stockholders’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to such stockholders. See “Certain material U.S. federal income and estate tax considerations.”

Recapitalizations, reclassifications and changes of our common stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us; or

•

any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), any reclassification or any binding share exchange which reclassifies or changes our outstanding common stock;

in each case as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at and after the effective time of such reorganization event, each share of our Common Stock Equivalent outstanding immediately prior to such reorganization event will, without the consent of the holders of the Common Stock Equivalent, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such reorganization event would have owned or been entitled to receive (the “exchange property”) upon the occurrence of such reorganization event, and, prior to or at the effective time of such reorganization event, we will amend our restated articles of incorporation (or other similar organizational document) to provide for such change in the convertibility of the Common Stock Equivalent; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of common stock held immediately prior to such reorganization event by a person, then, for the purpose of this “—Recapitalizations, reclassifications and changes of our common stock” section, the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election (or of all such holders if none makes an election). If the mandatory conversion date follows a reorganization event, the conversion rate then in effect will be applied on the mandatory conversion date to the amount of such exchange property received per share of our common stock in the reorganization event, as determined in accordance with this section.

The above provisions of this section will similarly apply to successive reorganization events and the “—Conversion rate adjustments” section will apply to any shares of our capital stock (or any successor’s) received by the holders of our common stock in any such reorganization event.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any reorganization event, provide written notice to the holders of Common Stock Equivalent of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

In connection with any adjustment to the conversion rate described above, we will also adjust the dividend threshold amount (as defined under “—Conversion rate adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

Transfer agent; etc.

The transfer agent, registrar, paying agent and the conversion agent for the Common Stock Equivalent will be Mellon Investor Services LLC.

Listing

We do not intend to apply to list the Common Stock Equivalent on any securities exchange or any automated dealer quotation system. However, we have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and we expect trading to commence within 30 days of the first original issuance of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the Common Stock Equivalent listed on The NASDAQ Global Select Market. See “Description of depositary shares—Listing.”

In addition, we have agreed that if at any time our common stock is listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, we will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as our common stock is so listed on such exchange or automated quotation system, all the common stock issuable upon conversion of the Common Stock Equivalent; provided, however, that if the rules of such exchange or automated quotation system require us to defer the listing of such common stock until the mandatory conversion date, we have agreed to list such common stock issuable upon conversion of our Common Stock Equivalent in accordance with the requirements of such exchange or automated quotation system at such time.

Description of depositary shares

We will deposit the shares of our Common Stock Equivalent related to the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Mellon Investor Services LLC, acting as depository (the “depository”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where you can find more information.” We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “we,” “our” and “us” refer only to Umpqua Holdings Corporation and not to its subsidiaries.

General

Each depositary share represents a 1/100th interest in a share of our Common Stock Equivalent and will initially be evidenced by a global security, as defined in and described under “—Book-entry, settlement and clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our Common Stock Equivalent, as applicable, in proportion to the fraction of a share of our Common Stock Equivalent those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depository and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our Common Stock Equivalent. You should review the special considerations that apply to indirect holders as described under “—Book-entry, settlement and clearance” in this section.

Automatic conversion

On the mandatory conversion date, all shares of our Common Stock Equivalent will be automatically converted into shares of our common stock without any further action on our part or the part of the holder, as described under “Description of preferred stock—Mandatory conversion” in this prospectus supplement. Because our Common Stock Equivalent is represented by depositary shares for fractional interests in our Common Stock Equivalent, the number of shares of our common stock deliverable upon conversion of our Common Stock Equivalent in respect of each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Common Stock Equivalent, divided by 100. After delivery of our common stock by the transfer agent to the depository following conversion of our Common Stock Equivalent, the depository will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock. In the event that the holders of depositary shares would be entitled to receive fractional shares of our common stock, the depository will pay such holders cash in lieu of such fractional shares as described under “Description of preferred stock—Mandatory conversion” in this prospectus supplement.

Dividends and other distributions

Each dividend paid on a depositary share will be in an amount equal to 1/100th of the dividend paid on the related share of our Common Stock Equivalent.

The depository will distribute all cash dividends and other cash distributions received on our Common Stock Equivalent to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depository will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depository determines that this distribution is not feasible, in which case the depository may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our Common Stock Equivalent.

The amount paid as dividends or otherwise distributable by the depository with respect to the depositary shares or the underlying Common Stock Equivalent will be reduced by any amounts required to be withheld by us or the depository on account of taxes or other governmental charges. Furthermore, holders of depositary shares shall be obligated to make payments to the depository of certain fees, charges and expenses. The depository may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of our Common Stock Equivalent until such fees, charges and expenses are paid.

Voting the Common Stock Equivalent

Because each depositary share represents a 1/100th interest in a share of the Common Stock Equivalent, holders of depositary receipts will be entitled to 1/100th of a vote per share of Common Stock Equivalent under those circumstances in which holders of the Common Stock Equivalent are entitled to a vote, as described under “Description of the preferred stock—Voting Rights” in this prospectus supplement.

When the depository receives notice of any meeting at which the holders of our Common Stock Equivalent are entitled to vote, the depository will mail the information contained in the notice to the record holders of the depositary shares relating to the Common Stock Equivalent. Each record holder of depositary shares on the record date, which will be the same date as the record date for our Common Stock Equivalent, may instruct the depository to vote the amount of our Common Stock Equivalent represented by such holder’s depositary shares. To the extent possible, the depository will vote the amount of our Common Stock Equivalent represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depository determines are necessary to enable the depository to vote as instructed. If the depository does not receive specific instructions from any holders of any depositary shares representing our Common Stock Equivalent, it will vote all depositary shares held by it proportionately with the voting instructions that it did receive.

Listing

We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the Common Stock Equivalent listed on The NASDAQ Global Select Market. Listing the depositary shares on The NASDAQ Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the Common Stock Equivalent except as represented by the depositary shares.

Form and notices

The Common Stock Equivalent will be issued in registered form to the depository, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the Common Stock Equivalent, as described under “—Book-entry, settlement and clearance” in this section. The depository will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depository and that we are required to furnish to the holders of our Common Stock Equivalent.

Book-entry, settlement and clearance

The global security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depository as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depository under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the depository to DTC’s nominee as the registered holder of the global security. Neither we nor the depository will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

Description of common stock

The following summary description of the general terms and provisions of our common stock is based on the provisions of our restated articles of incorporation, restated bylaws and applicable provisions of the Oregon Business Corporation Act, or the OBCA. This description is not complete and is subject to, and is qualified in its entirety by reference to our restated articles of incorporation, restated bylaws and the OBCA.

Authorized shares

We are authorized to issue up to 100,000,000 shares of common stock without par value. As of February 1, 2010, there were 86,808,891 shares of Umpqua common stock outstanding. Umpqua’s board of directors is authorized to issue or sell additional capital stock of Umpqua, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law or the listing requirements of The NASDAQ Global Select Market.

At our 2010 annual shareholder meeting, we intend to submit an amendment to our Articles of Incorporation to shareholders to increase the authorized shares of common stock to 200,000,000.

A total of 2,000,000 shares of common stock are reserved for issuance under Umpqua’s 2003 Stock Incentive Plan. As of February 1, 2010, there were a total of 487,376 shares in the plan available for future grants. Awards of stock options and restricted stock grants under the 2003 plan, when added to awards under all other plans, are limited to a maximum of 10% of Umpqua’s outstanding shares on a fully-diluted basis. As of February 1, 2010, under the 2003 Plan, options to purchase 1,156,000 shares were outstanding and 542,664 shares were reserved for issuance pursuant to unreleased restricted stock awards. As of February 1, 2010, an additional 371,640 shares were reserved for issuance under outstanding option grants made under equity-based award plans assumed by Umpqua in connection with mergers. As of February 1, 2010, there were also 226,740 shares exercisable under Umpqua’s prior equity-based compensation plans. As of February 1, 2010, there were 1,110,898 shares of common stock reserved for issuance pursuant to a warrant issued to the U.S. Treasury under the TARP Capital Purchase Program.

Voting rights

Each share of common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of a majority of the outstanding shares is required to approve a merger or dissolution or sale of all of Umpqua’s assets. In general, amendments to Umpqua’s articles of incorporation must be approved by a majority of the outstanding shares. Amendments to Umpqua’s articles of incorporation concerning the following subject matters, however, currently require the approval of at least 75% of all votes entitled to be cast on the amendment:

•	limitation of director liability;

•	indemnification of directors; and

•	anti-takeover provisions related to the consideration of other constituencies when evaluating mergers, tender or exchange offers and similar proposals.

Umpqua’s directors are each elected annually and may be removed with or without cause. Directors are elected by a plurality of the votes cast and holders of common stock may not cumulate votes in the election of directors. However, in an uncontested election, Umpqua’s majority voting policy requires that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the board chair following certification of the shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The board’s Nominating Committee considers the offer of resignation and recommends to the board whether to accept it. The policy requires the board to act on the Nominating Committee’s recommendation within 90 days following the shareholder meeting. Board action on the matter requires the approval of a majority of the independent directors.

Dividend rights

Subject to any prior rights of any outstanding preferred stock, holders of Umpqua’s common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, if, as and when declared by Umpqua’s board of directors out of funds legally available for these payments.

The board of directors’ dividend policy is to review Umpqua’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders. Umpqua’s ability to pay cash dividends is largely dependent on the dividends it receives from its principal subsidiary, Umpqua Bank.

We have issued Series A Preferred Stock, which ranks senior to our common stock and prohibits payment of dividends on our common stock in excess of $0.19 per share per quarter prior to the earlier of November 14, 2011 and the date of which we redeem (or U.S. Treasury transfers to unaffiliated parties) all of the Series A Preferred Stock, without the consent of the U.S. Treasury.

The OBCA allows an Oregon business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to any provision to the contrary contained in any designation of a series of preferred stock, our restated articles of incorporation allow us to repurchase all or any of Umpqua’s outstanding shares of common stock or preferred stock even though the distribution made to effect that repurchase would cause the difference between our total assets and total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if we were to be liquidated at the time of such repurchase.

Liquidation rights

In the event of Umpqua’s liquidation, holders of Umpqua’s common stock will be entitled to receive pro rata any assets legally available for distribution to Umpqua shareholders, subject to any prior rights or claims of creditors and preferences of any series of preferred stock then outstanding.

No preemptive rights

Umpqua’s common stock does not have any preemptive rights, sinking fund provisions, redemption privileges or conversion rights. Umpqua’s articles of incorporation permit the repurchase of outstanding shares of common stock.

Transfer agent

Mellon Investor Services LLC serves as the registrar and transfer agent for Umpqua’s common stock.

Listing

Our outstanding shares of common stock are listed on The NASDAQ Global Select Market under the symbol “UMPQ.”

Fully paid

The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities will also be fully paid and nonassessable.

Anti-takeover provisions

Consideration of other constituencies

Our restated articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, sale of substantially all of our assets or similar provisions to consider the social, legal and economic effects on employees, customers and suppliers of the Company, and on the communities and geographical areas in which we operate, as well as the state and national economies and the short- and long-term interests of the Company and its shareholders. This provision may be amended only by the affirmative vote of at least 75% of the outstanding shares. Such provision may have the effect of discouraging potential acquirers, and may be considered an anti-takeover defense. Under the OBCA, a proposed merger or plan of exchange requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares.

Preferred stock

Our restated articles of incorporation contain other provisions that could make it more difficult to acquire Umpqua by means of an unsolicited tender offer or proxy contest. Our restated articles of incorporation authorize the issuance of “blank check” voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition or selling unissued shares to a friendly third party.

Nomination procedures

In addition to our board of directors, shareholders can nominate candidates for election to our board of directors. To do so, a shareholder must follow the advance notice procedures described in our bylaws, as amended and restated. In general, a shareholder must submit a written notice of the nomination to our corporate secretary not later than the close of business 90 calendar days before the calendar date of Umpqua’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

Shareholder proposals

Shareholders may propose that business (other than nominations to our board of directors as described above) be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our bylaws, as amended and restated. In general, a shareholder must submit a written notice of the proposal and the shareholder’s interest in the proposal to our corporate secretary at least 90 days before the calendar date of our proxy statement released in connection with the prior year’s annual shareholder meeting.

Certain material U.S. federal income and estate tax considerations

The following is a summary of the material United States federal income tax consequences and, for non-U.S. stockholders (as defined below) estate tax considerations, of the acquisition, ownership and disposition of our depositary shares issued pursuant to this offering and our common stock into which it may be converted. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any gift tax consequences or any tax consequences arising under any state, local or foreign tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our depositary shares or common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase our depositary shares issued pursuant to this offering and who hold our depositary shares and common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons holding our stock as part of a hedging, integrated or conversion transaction or as a position in a straddle; or

•	U.S. stockholders (as defined below) whose functional currency is not the United States dollar.

If an entity that is classified as a partnership for United States federal income tax purposes holds our depositary shares or common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding our depositary shares or common stock and partners in such partnerships should consult their tax advisors as to the particular United States federal income tax consequences of holding and disposing of our depositary shares or common stock.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR DEPOSITARY SHARES OR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. stockholder” is any beneficial owner of our depositary shares or common stock who, for United States federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. stockholder” is any beneficial owner of our depositary shares or common stock that is not a “U.S. stockholder.”

Taxation of Holders of Depositary Shares

For U.S. federal income tax purposes, holders of depositary shares generally will be treated as if they were the holders of the Common Stock Equivalent (Series B preferred stock) represented by such depositary shares.

Taxation of U.S. Stockholders

Distributions generally.    If we make cash or other property distributions on our depositary shares or common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. Dividends paid to non-corporate U.S. stockholders in taxable years beginning before January 1, 2011 generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the depositary shares will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the depositary shares or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S.

stockholder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the depositary shares or common stock and will be treated as described under “—Dispositions of our depositary shares or common stock” below.

Extraordinary dividends.    Dividends that exceed certain thresholds in relation to a U.S. stockholder’s tax basis in the depositary shares or common stock could be characterized as “extraordinary dividends” under the Internal Revenue Code. Corporate U.S. stockholders that have held our depositary shares or common stock for two years or less before the earliest of the date such dividend is declared, announced or agreed, and that receive an extraordinary dividend will generally be required to reduce their tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. stockholder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the depositary shares or common stock and will be treated as described under “—Dispositions of our depositary shares or common stock” below. Non-corporate U.S. stockholders that receive an extraordinary dividend in taxable years beginning before January 1, 2011 will be required to treat any losses on the sale of our depositary shares or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. stockholder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”

Adjustments to conversion rate.    The conversion rate of our depositary shares is subject to adjustment under specified circumstances. In such circumstances, a U.S. stockholder who holds our depositary shares may be deemed to have received a distribution if the adjustment has the effect of increasing the U.S. stockholder’s proportionate interest in our assets or earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution to U.S. stockholders who hold our depositary shares. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the depositary shares generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of depositary shares will be deemed to have received constructive distributions from us, even though such stockholder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions generally.” Because constructive distributions deemed received by a U.S. stockholder would not be accompanied by any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. stockholder (because such U.S. stockholder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash or shares of common stock payable to such U.S. stockholder.

In addition, the failure to make certain adjustments on the depositary shares may cause a holder of our common stock to be deemed to have received constructive distributions from us, even though such stockholder has not received any cash or property as a result of such adjustments. Such stockholder would be subject to the rules discussed in the immediately preceding paragraph.

Dispositions of our depositary shares or common stock.    If a U.S. stockholder sells or disposes of depositary shares (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the depositary shares or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of depositary shares into common stock.    A U.S. stockholder generally will not recognize gain or loss upon the conversion of our depositary shares into our common stock. A U.S. stockholder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted depositary shares (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the depositary shares for more than one year at the time of conversion.

Backup withholding and information reporting.    We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Stockholders

Distributions generally.    Distributions that are treated as dividends (see “—Taxation of U.S. Stockholders—Distributions generally,” and “—Adjustments to conversion rate”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate as is specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, non-U.S. stockholders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. To receive the benefit of a reduced treaty rate, a non-U.S. stockholder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. stockholders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. stockholder holds our depositary shares or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the depositary shares or common stock are effectively connected with such holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States), the non-U.S. stockholder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. stockholder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our depositary shares or common stock that are effectively connected with a non-U.S. stockholder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. stockholder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. stockholders should consult any applicable income tax treaties that may provide for different rules.

In general, the rules applicable to distributions to non-U.S. stockholders discussed above are also applicable to constructive distributions to non-U.S. stockholders resulting from adjustments to the conversion rate. See “—Taxation of U.S. Stockholders—Adjustments to conversion rate.” In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from distributions or shares of common stock subsequently paid to a non-U.S. stockholder.

Dispositions of our depositary shares and common stock.    A non-U.S. stockholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our depositary shares or common stock, unless:

•

the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States;

•	the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the five-year period ending on the date of disposition or the non-U.S. stockholder’s holding period (whichever period is shorter) and either (i) the non-U.S. stockholder holds or has held, directly or indirectly, at any time during such five-year period, more than 5% of our common stock or more than 5% of our depositary shares or the non-U.S. stockholder, on the date of any acquisition of any depositary shares, held, directly or indirectly, depositary shares with a fair market value of more than 5% of the fair market value of our common stock or (ii) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. stockholder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate as is specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. stockholders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Conversion of depositary shares into common stock.    Except as provided below, and assuming we are not a “United State real property holding corporation” at any time within the shorter of the five-year period preceding the conversion or the non-U.S. stockholder’s holding period for our depositary shares, such stockholder generally will not recognize gain or loss upon the conversion of such depositary shares into our common stock. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of our depositary shares and common stock.”

U.S. federal estate tax.    Depositary shares and common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

Backup withholding tax and information reporting.    We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions on our depositary shares or common stock paid to such stockholder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. stockholder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. stockholder of our depositary shares or common stock provided the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Underwriting

We are offering the depositary shares described in this prospectus supplement through J.P. Morgan Securities Inc. as sole book-running manager and underwriter of the offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed in the following table:

Name	Number of depositary shares

J.P. Morgan Securities Inc.

Total

The underwriter is committed to purchase all the depositary shares offered by us if it purchases any depositary shares.

The underwriter proposes to offer the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriter.

The underwriter has an option to buy up to          additional depositary shares from us to cover sales of depositary shares by the underwriter which exceed the number of depositary shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any depositary shares are purchased with this over-allotment option, the underwriter will purchase depositary shares in approximately the same proportion as shown in the table above. If any additional depositary shares are purchased, the underwriter will offer the additional depositary shares on the same terms as those on which the depositary shares are being offered.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriter to us per depositary share. The underwriting fee is $         per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional depositary shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Depositary Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of depositary shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to:

•	the sale of depositary shares to the underwriter; or

•	the sale of shares of common stock to the underwriter in the concurrent offering; or

•	any awards made and shares of our common stock issued upon the exercise or vesting of options and awards granted under our stock-based compensation plans.

In addition, our directors and executive officers have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which we and each of these persons or entities, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, whether any such transaction described in bullets (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The foregoing restrictions with respect to our directors and executive officers do not apply to:

•	a bona fide gift or gifts;

•	dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned;

•	transfers upon death by will or intestacy to such directors, executive officers, managers and members’ immediate family;

•	the sale pursuant to any contract, instruction or plan in effect on the date hereof that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a “10b-5 Plan”) of the Exchange Act;

•

the establishment of any 10b5-1 Plan, provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for common stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the 90-day restricted period;

•

dispositions from any grantor retained annuity trust established for the direct benefit of such directors, executive officers, managers and members and/or a member of the immediate family of the undersigned pursuant to the terms of such trust;

•

distributions to any partnership, corporation or limited liability company controlled by such directors, executive officers, managers and members or by a member of the immediate family of such directors, executive officers, managers and members;

•

dispositions pursuant to a pledge as in effect on the date hereof of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for amounts outstanding on the date hereof in the undersigned’s margin account pursuant to the terms of such account; and

•

the exercise of stock options or vesting of restricted stock awards pursuant to the Company’s stock incentive plans in effect on the date hereof effected by means of net share settlement (including with respect to the surrender or forfeiture of common stock to satisfy tax withholding obligations) or by the delivery of common stock held by such directors, executive officers, managers and members, provided that the transfer restrictions on such directors, executive officers, managers and members’ common stock received by each of these persons or entities with respect to the exercise of such option or vesting of such award shall be subject to the transfer restrictions referenced herein;

provided that, in the case of any gift, disposition, transfer or distribution pursuant to bullets (i), (ii), (iii), (vi) or (vii), each donee, transferee or distributee will agree to be bound in writing by the restrictions set forth herein; and provided further, that, in the case of any gift, disposition, 10b5-1 Plan or distribution pursuant to bullets (i), (ii), (v), (vi) or (vii), no filing by any party under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such gift, disposition, 10b5-1 Plan or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period).

The 90-day restricted period described above is subject to extension under certain circumstances if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

•

prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to list the depositary shares on the NASDAQ Global Select Market under the symbol “UMPQP”, and we expect trading the commence within 30 days of the first original issuance date of the depositary shares. Our common stock is listed on the NASDAQ Global Select Market under the symbol “UMPQ”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling depositary shares in the open market for the purpose of preventing or retarding a decline in the market price of our depositary shares while this offering is in progress. These stabilizing transactions may include making short sales of the depositary shares, which involves the sale by the underwriter of a greater number of depositary shares than it is required to purchase in this offering, and purchasing depositary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing depositary shares in the open market. In making this determination, the underwriter will consider, among other things, the price of depositary shares available for purchase in the open market compared to the price at which the underwriter may purchase depositary shares through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the depositary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase depositary shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the depositary shares. These activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares, and, as a result, the price of depositary shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over the counter market or otherwise.

Neither we nor the underwriter can assure investors that an active trading market will develop for our depositary shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and certain of its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Legal matters

Certain legal matters in connection with this offering, including the validity of the issuance of the depositary shares offered by this prospectus supplement, will be passed upon by Roberts Kaplan LLP, Portland, Oregon. Roberts Kaplan LLP regularly provides legal services for us. Some partners of Roberts Kaplan LLP providing those legal services own shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Umpqua Holdings Corporation incorporated herein by reference to Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http:// www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

Stock Purchase Contracts

Depositary Shares

Junior Subordinated Debentures and Guarantees related to Trust Preferred Securities of Umpqua Master Trust

UMPQUA MASTER TRUST

Trust Preferred Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement before you invest. We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

Investing in our securities involves risks. Please refer to the “Risk Factors” section of this prospectus and the applicable prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or obligations of any bank or nonbank subsidiary. These securities are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

December 5, 2008

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About this prospectus

This prospectus is part of a registration statement that Umpqua Holdings Corporation and Umpqua Master Trust filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may sell, either separately or together, common stock, preferred stock, warrants, debt securities, units, stock purchase contracts or junior subordinated debentures and Umpqua Master Trust may sell trust preferred securities that may be guaranteed by us in one or more offerings. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The trust may sell series of trust preferred securities representing undivided beneficial interests in the trust to the public and common securities representing undivided beneficial interests in the trust to us in one or more offerings.

This prospectus provides you with a general description of the securities that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

When we refer to “Umpqua,” “our company,” “we,” “our” and “us” in this prospectus under the headings “Umpqua Holdings Corporation” and “Ratios of Earnings to Fixed Charges,” we mean Umpqua Holdings Corporation and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Umpqua Holdings Corporation unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement is available at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information incorporated by reference or presented in this prospectus or an applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

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Prospectus summary

This summary provides a brief overview of the key aspects of Umpqua and the material of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, prior to making an investment decision, you should carefully read:

•	This prospectus, which explains the general terms of the securities we may offer;

•	The applicable prospectus supplement, which explains specific terms of the securities being offered and updates and changes information in this prospectus; and

•	The documents referred to in “Where You Can Find More Information” for information about Umpqua, including our financial statements.

Umpqua Holdings Corporation

Umpqua Holdings Corporation is a community-oriented financial services retailer organized under the laws of the State of Oregon. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. We engage primarily in the business of commercial and retail banking and the delivery of retail brokerage services throughout Northern California, Oregon and Washington. We are the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank provides a wide range of banking, mortgage banking and other financial services to corporate, institutional and individual customers at 148 locations between Napa, California, and Bellevue, Washington primarily along the I-5 corridor, as well as along the Oregon and Northern California Coast and in Central Oregon. Our retail brokerage subsidiary, Strand, Atkinson, Williams & York Inc., has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington.

Our principal executive office is at Umpqua Bank Plaza, One SW Columbia Street, Suite 1200, Portland OR 97258 and the telephone number is (503) 727-4100.

Umpqua Master Trust

Umpqua Master Trust, a Delaware statutory trust, is a subsidiary of Umpqua Holdings Corporation. The Trust exists exclusively for the following purposes:

•	issuing and selling series of trust preferred securities;

•	issuing and selling common securities to us in connection with sales of trust preferred securities;

•	investing the proceeds from the sale of the trust preferred and common securities in an equivalent amount of junior subordinated debentures to be issued by us; and

•

engaging in activities that are incidental to those listed above, such as receiving payments on the capital securities, making distributions to security holders, furnishing notices and performing other administrative tasks.

The Trust’s address Umpqua Bank Plaza, One SW Columbia Street, Suite 1200, Portland OR 97258 and the telephone number is (503) 727-4100.

The securities we may offer

We may use this prospectus to offer:

•	Common stock

•	Preferred stock

•	Warrants

•	Debt securities

•	Units

•	Stock purchase contracts

•	Depositary shares

•	Junior subordinated debentures and guarantees related to trust preferred securities of Umpqua Master Trust.

Umpqua Master Trust may use this prospectus to offer trust preferred securities.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

Common stock

We may issue common stock, no par value per share. Holders of common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Preferred stock

We may issue preferred stock with various terms to be established by our board of directors. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Umpqua, voting rights and conversion rights.

Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Warrants

We may issue common stock warrants independently or together with any securities. Common stock warrants are securities pursuant to which we may sell or purchase common stock. We will issue any common stock warrants under separate common stock warrant agreements. We may also offer warrants to purchase our senior debt securities, subordinated debt securities or any combination of securities, either independently or together with any other securities.

The particular terms of each issue of warrants, the agreement relating to the warrants and the warrant certificates representing common stock warrants will be described in the applicable prospectus supplement, which will include a description of: the underlying securities; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise; the date after which the warrants are separately transferable; any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and any other specific terms.

You are encouraged to read the form of warrant agreement in connection with the specific issuance of warrants, which will be filed as an exhibit to one of our future current reports and incorporated by reference in the registration statement of which this prospectus forms a part. You can receive copies of these documents by following the directions in “Where You Can Find More Information.”

Debt securities

We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms.

We may issue senior and subordinated debt, including subordinated and junior subordinated debt securities, under separate indentures to be entered into by and between us and a qualified trustee selected by us. Debt securities may be convertible into our common shares, as described in the applicable prospectus supplement.

Units

We may issue units comprised of shares of common stock, shares of preferred stock, stock purchase contracts, warrants, one or more debt securities, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

Stock purchase contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts, including, if applicable, collateral or depositary arrangements.

Depositary shares

We may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between us and a bank or trust company.

Trust preferred securities, junior subordinated debentures and related guarantees

Umpqua Master Trust, a Delaware statutory trust, may issue trust preferred securities in one or more series. Each trust preferred security will represent an undivided beneficial interest in the Trust. The only assets of the Trust will be junior subordinated debentures issued by us. The Trust will pay distributions on the trust preferred securities only from the proceeds, if any, of interest payments on the junior subordinated debentures. The junior subordinated debentures will bear interest on a fixed or floating rate.

We will guarantee the trust preferred securities on a subordinated basis to the extent described in the applicable prospectus supplement. The applicable prospectus supplement will describe the amount of trust preferred securities of any particular series, as well as the terms of distributions, interest rate, redemption or exchange, liquidation, events of default, trustees, voting rights, deferral of payments and other material terms.

Plan of distribution

We may sell offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by us directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will explain the ways we sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts we grant the underwriters, dealers or agents.

If we use underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

Use of proceeds

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including but not limited to:

•	investments in or advances to our existing or future subsidiaries;
•	financing possible acquisitions;
•	repayment of obligations that have matured; and
•	reducing or refinancing debt; and
•	working capital.

Until the net proceeds have been used, we may temporarily invest net proceeds in short-term securities. We will disclose any proposal to use the net proceeds from any securities offering in connection with an acquisition in the prospectus supplement relating to such offering.

Ratio of earnings to fixed charges

The following table shows the ratio of earnings to fixed charges for Umpqua, which includes our subsidiaries, on a consolidated basis.

	For the nine months ended September 30,		For the year ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Consolidated ratios of earnings to fixed charges
Excluding interest on deposits	4.86	6.18	5.40	6.48	9.02	8.10	10.80
Including interest on deposits	1.57	1.55	1.47	1.91	2.47	2.65	2.78

The ratio of earnings to fixed charges is calculated as follows:

(net income before income taxes plus fixed charges minus interest capitalized)

divided by

(fixed charges)

Fixed charges, excluding interest on deposits, consist of:

•	Contractual interest on short-term borrowings and long-term debt,

•	Amortization of debt issuance costs,

•	Capitalized interest, and

•	Amortization of fair value of adjustments for instruments assumed in purchase business combinations.

Fixed charges, including interest on deposits, consist of all of the items listed immediately above and interest on deposits.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Disclosure regarding forward-looking statements

This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements may include statements that expressly or implicitly predict future results, performance or events. Statements other than statements of historical fact are forward-looking statements. The words “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning identify forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. You should carefully consider those risks and uncertainties including those set forth in filings with the SEC, this prospectus and any prospectus supplement. Factors that might cause actual results to differ materially from those presented include, but are not limited to:

•	Our ability to attract new deposits and loans

•	Competitive market pricing factors

•	Deterioration in economic conditions that could result in increased loan and lease losses

•	Risks associated with concentrations in real estate related loans

•	Demand for financial services in our market areas

•	Market interest rate volatility

•	Changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth

•	The ability to recruit and retain certain key management and staff

•	Risks associated with merger integration

•	Significant decline in the market value of our common stock that could result in an impairment of goodwill

•	The ability to raise capital or incur debt on reasonable terms

•	Regulatory limits on the Bank’s ability to pay dividends to the Company

•	Effectiveness of the Emergency Economic Stabilization Act of 2008 (the “EESA”) to help stabilize the U.S. financial markets

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. We do not intend to update any factors or to publicly announce revisions to any of our forward-looking statements. Readers should consider any forward-looking statements in light of this explanation, and we caution readers about relying on forward-looking statements.

Risk factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Umpqua Holdings Corporation

Umpqua Holdings Corporation is a community-oriented financial services retailer organized under the laws of the State of Oregon. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. We engage primarily in the business of commercial and retail banking and the delivery of retail brokerage services throughout Northern California, Oregon and Washington. We are the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank provides a wide range of banking, mortgage banking and other financial services to corporate, institutional and individual customers at 148 locations between Napa, California, and Bellevue, Washington primarily along the I-5 corridor, as well as along the Oregon and Northern California Coast and in Central Oregon. Our retail brokerage subsidiary Strand, Atkinson, Williams & York Inc. has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington.

We are a separate and distinct legal entity from our banking and retail brokerage subsidiaries. A significant source of funds to pay dividends on our common stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive office is at Umpqua Bank Plaza, One SW Columbia Street, Suite 1200, Portland OR 97258 and the telephone number is (503) 727-4100.

Umpqua’s principal objective is to become the leading community-oriented financial services retailer throughout the Pacific Northwest including Northern California. Our strategy is to differentiate ourself from competitors through the following:

•	innovative product delivery system including applying a retail store concept and atmosphere to Umpqua Bank stores;

•	delivery of superior quality service by establishing and emphasizing a sales culture among Umpqua Bank associates through training and incentives;

•	strong brand awareness and a comprehensive media advertising campaign showcasing Umpqua’s innovative style of banking and commitment to quality customer service; and

•	use technology to expand our product line and enhance the customer experience.

Additional information with respect to Umpqua is included in the documents incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information.”

Umpqua Master Trust

Umpqua Master Trust, a Delaware statutory trust, is a subsidiary of Umpqua Holdings Corporation. The Trust exists exclusively for the following purposes:

•	issuing and selling series of trust preferred securities;

•	issuing and selling common securities to us in connection with sales of trust preferred securities;

•	investing the proceeds from the sale of the trust preferred and common securities in an equivalent amount of junior subordinated debentures to be issued by us; and

•

engaging in activities that are incidental to those listed above, such as receiving payments on the capital securities, making distributions to security holders, furnishing notices and performing other administrative tasks.

The Trust’s address Umpqua Bank Plaza, One SW Columbia Street, Suite 1200, Portland OR 97258 and the telephone number is (503) 727-4100.

Description of common stock

The following summary description of the general terms and provisions of our common stock is based on the provisions of our restated articles of incorporation, restated bylaws and applicable provisions of the Oregon Business Corporation Act, or the OBCA. This description is not complete and is subject to, and is qualified in its entirety by reference to our restated articles of incorporation, restated bylaws and the OBCA.

This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement. We may offer common stock issuable upon the conversion of preferred stock or debt securities, the exercise of warrants and pursuant to stock purchase contracts.

Authorized shares

We are authorized to issue up to 100,000,000 shares of common stock without par value. As of December 3, 2008, there were 60,146,320 shares of Umpqua common stock outstanding. Umpqua’s board of directors is authorized to issue or sell additional capital stock of Umpqua, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law or the listing requirements of the Nasdaq Global Select Market.

A total of 2,000,000 shares of common stock are reserved for issuance under Umpqua’s 2003 Stock Incentive Plan. As of December 3, 2008 there were a total of 599,516 shares in the plan available for future grants. Awards of stock options and restricted stock grants under the 2003 plan, when added to awards under all other plans, are limited to a maximum 10% of Umpqua’s outstanding shares on a fully-diluted basis. As of December 3, 2008, under the 2003 Plan, options to purchase 1,013,600 shares were outstanding and 215,574 shares were reserved for issuance pursuant to unreleased restricted stock awards. An additional 3,014,117 shares are reserved for issuance under outstanding option grants made under Umpqua’s predecessor plans and equity based award plans assumed by Umpqua in connection with mergers.

Voting rights

Each share of common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of a majority of the outstanding shares is required to approve a merger or dissolution or sale of all of Umpqua assets. In general, amendments to Umpqua’s articles of incorporation must be approved by a majority of the outstanding shares. Amendments to Umpqua’s articles of incorporation concerning the following subject matters, however, currently require the approval of at least 75% of all votes entitled to be cast on the amendment:

•	limitation of director liability;

•	indemnification of directors; and

•	anti-takeover provisions related to the consideration of other constituencies when evaluating mergers, tender or exchange offers and similar proposals.

Umpqua’s directors are each elected annually and may be removed with or without cause. Directors are elected by a plurality of the votes cast and holders of common stock may not cumulate votes in the election of directors.

Dividend rights

Subject to any prior rights of any outstanding preferred stock, holders of Umpqua’s common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, if, as and when declared by Umpqua’s board of directors out of funds legally available for these payments.

The board of directors’ dividend policy is to review Umpqua’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders. Umpqua’s ability to pay cash dividends is largely dependent on the dividends it receives from its principal subsidiary, Umpqua Bank.

We have issued Series A preferred stock, which ranks senior to our common stock and prohibits payment of dividends on our common stock in excess of $0.19 per share per quarter prior to the earlier of November 14, 2011 and the date of which we redeem (or U.S. Treasury transfers to unaffiliated parties) all of the Series A preferred shares, without the consent of the U.S. Treasury.

The OBCA allows an Oregon business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to any provision to the contrary contained in any designation of a series of preferred stock, our restated articles of incorporation allow us to repurchase all or any of its outstanding shares of Common Stock or Preferred Stock even though the distribution made to effect that repurchase would cause the difference between our total assets and total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if we were to be liquidated at the time of such repurchase.

Liquidation rights

In the event of Umpqua’s liquidation, holders of Umpqua’s common stock will be entitled to receive pro rata any assets legally available for distribution to Umpqua shareholders, subject to any prior rights or claims of creditors and preferences of any series of preferred stock then outstanding.

No preemptive rights

Umpqua’s common stock does not have any preemptive rights, sinking fund provisions, redemption privileges or conversion rights. Umpqua’s articles of incorporation permit the repurchase of outstanding shares of common stock.

Transfer agent

BNY Mellon Investor Services, LLC serves as the registrar and transfer agent for Umpqua’s common stock.

Listing

Our outstanding shares of common stock are listed on the Nasdaq Global Select Market under the symbol “UMPQ.”

Fully paid

The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Anti-takeover provisions

Consideration of other constituencies

Our restated articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, sale of substantially all of our assets or similar provisions to consider the social, legal and economic effects on employees, customers and suppliers of the Company, and on the communities and geographical areas in which we operate, as well as the state and national economies and the short- and long-term interests of the Company and its shareholders. This provision may be amended only by the affirmative vote of at least 75% of the outstanding shares. Such provision may have the effect of discouraging potential acquirers, and may be considered an anti-takeover defense. Under the OBCA, a proposed merger or plan of exchange requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares.

Preferred stock

Our restated articles of incorporation contain other provisions that could make more difficult an acquisition of Umpqua by means of an unsolicited tender offer or proxy contest. Our restated articles of incorporation authorize the issuance of “blank check” voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition or selling unissued shares to a friendly third party.

Nomination procedures

In addition to our board of directors, shareholders can nominate candidates for election to our board of directors. To do so, a shareholder must follow the advance notice procedures described in our bylaws, as amended and restated. In general, a shareholder must submit a written notice of the nomination to our corporate secretary not later than the close of business 90 calendar days before the calendar date of Umpqua’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

Shareholder proposals

Shareholders may propose that business (other than nominations to our board of directors as described above) be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our bylaws, as amended and restated. In general, a shareholder must submit a written notice of the proposal and the shareholder’s interest in the proposal to our corporate secretary at least 90 days before the calendar date of our proxy statement released in connection with the prior year’s annual shareholder meeting.

Description of preferred stock

The following summary contains a description of the general terms of the preferred stock that we may issue and of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any specific series of preferred stock may differ from the terms described below. You should refer to the amendment to our restated articles of incorporation that will be filed with the SEC if we establish a series of preferred stock in connection with the offering of such series of preferred stock.

General

Our restated articles of incorporation permit our board of directors to authorize the issuance of up to 2,000,000 shares of preferred stock without par value. We have designated and issued 214,181 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

The terms of particular series of preferred stock are not established in the articles of incorporation, but may be designated in one or more series by the board of directors when the shares are issued. Therefore, without shareholder approval (except as may be required by NASDAQ rules or any other exchange or market on which our securities may then be listed or quoted) our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation, conversion, redemption and other rights.

The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	the rights of the holders upon our dissolution or upon the distribution of our assets;

•	whether and upon what terms the shares will have a purchase, retirement or sinking fund;

•	whether and upon what terms the shares will be convertible;

•	the voting rights, if any, which will apply; provided, however, that holders of preference stock will not be entitled to more than one vote per share; and

•	any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock or preference stock, as the case may be. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock;

•

the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise each series of preferred stock will rank equally in all respects with the outstanding shares of preferred stock and each other series of preferred stock offered under this prospectus.

The preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future, which means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities.

Fixed rate cumulative perpetual preferred stock, series A

We have designated 214,181 shares of preferred stock as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A.” We issued these shares on November 14, 2008. The following is a summary of the material provisions of the Series A preferred stock.

Ranking

The Series A preferred stock ranks senior to our common stock and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Dividends and distributions

Cumulative dividends on shares of the Series A preferred stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue, and at a rate of 9% per annum thereafter, if, as and when declared by the Board of Directors out of funds legally available therefor. The Series A preferred shares have no maturity date and rank senior to our Common Stock with respect to the payment of dividends and distributions.

Redemption

Subject to the approval of the Board of Governors of the Federal Reserve System, the Series A preferred stock is redeemable at our option at 100% of their liquidation preference, provided, however, that the Series A preferred stock may be redeemed prior to the first dividend payment date falling after November 14, 2011, the third anniversary of the issue date, only if:

•	we have raised aggregate gross proceeds in one or more offerings of Tier 1 qualifying perpetual preferred stock or common stock for cash in excess of $53,545,250; and

•	the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings.

After November 14, 2011, we may redeem the Series A preferred stock, in whole or in part, at any time and from time to time, at our option. All redemptions must be at 100% of the issue price plus any accrued and unpaid dividends, and shall be subject to the approval of our primary federal bank regulator.

Conversion

Shares of Series A preferred stock are not convertible.

Rights upon liquidation

The Series A preferred shares rank senior to our common stock with respect to amounts payable upon our liquidation, dissolution and winding up, and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Voting

The Series A preferred shares are non-voting, other than class voting rights on:

•	any authorization or issuance of shares ranking senior to the Series A preferred stock,

•	any amendment to the rights of Series A preferred stock, or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Series A preferred stock.

If dividends on the Series A preferred stock are not paid in full for six dividend periods, whether or not consecutive, the holder of the Series A preferred stock will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

We are incorporated in Oregon, and are governed by the Oregon Business Corporation Act. Oregon law allows a corporation to pay dividends only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

Subject to any provision to the contrary contained in any series of preferred stock, we may repurchase all or any outstanding shares of preferred stock even though the distribution made to effect that repurchase would cause the difference between our total assets and total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if we were to be liquidated at the time of such repurchase.

Subject to receipt of prior approval by the Board of Governors of the Federal Reserve System, if required, we may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

If a redemption described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

Conversion or exchange

The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock or exchangeable for debt securities including the procedures for conversion and whether a series is convertible at the option of the shareholder, the Company or another person or upon the occurrence of a designated event.

Rights upon liquidation

Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if:

•	we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

•

we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

The board of directors may designate a series of preferred stock as “nonvoting” except to the extent voting rights are required by the OBCA. Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then unless the series provides otherwise our restated articles of incorporation state that each share of preferred stock will:

•	either have:

¡	one vote if that series is not by its terms convertible into common stock, or

¡

if that series is convertible into common stock, one vote for each share of common stock into which that series may be converted as of the record date for the meeting at which the vote is to be taken, and

•	vote together with shares of the common stock as a single voting group.

The holders of shares of any series of Preferred Stock that is entitled to vote with respect to the election of directors will not have the right to cumulate votes in the election of directors.

For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

Description of warrants

The following briefly summarizes some of the material terms and provisions of warrants. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, common shares or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants and the aggregate amount of securities purchasable upon exercise of the common stock warrants;

•	anti-dilution provisions to adjust the number of our common shares or other securities to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	redemption or call provisions, if any;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

TARP CPP WARRANTS

We have issued a warrant to purchase 2,221,795 shares of our common stock pursuant to the U.S. Treasury’s Capital Purchase Program. The following is a summary of the principal terms of the warrant issued to the U.S. Treasury.

Exercise

The warrant is immediately exercisable, in whole or in part, and the initial exercise price is $14.46 per share.

Anti-dilution

The exercise price of the warrant automatically adjusts to the number of shares and the exercise price necessary to protect the U.S. Treasury’s position upon the following events:

•	stock splits, stock dividends, subdivisions, reclassifications or combinations of our common stock;

•

until November 15, 2011, issuance of our common stock for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public offerings;

•

a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the warrant holders.

Term

The term of the warrant is 10 years.

Transferability and registration rights

The warrant is not subject to any contractual restrictions on transfer; provided that the U.S. Treasury may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than $214,181,000 from one or more offerings of common stock or perpetual preferred stock for cash and (ii) December 31, 2009.

We have granted the warrant holder piggyback registration rights for the warrants and the common stock underlying the warrants and we have agreed to take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants.

We will apply for the NASDAQ listing of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting

The U.S. Treasury, the initial holder of the warrant, has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrants.

Reduction

In the event that we have received aggregate gross proceeds of not less than $214,181,000 from one or more offerings of common stock or perpetual preferred stock for cash on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the U.S. Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Substitution

In the event we are no longer listed or traded on a national securities exchange or securities association, the warrants will be exchangeable, at the option of the U.S. Treasury, for senior term debt or another economic instrument or security issued by us such that the U.S. Treasury is appropriately compensated for the value of the warrant, as determined by the U.S. Treasury.

Exercise of warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

No rights as shareholders

Holders of stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the securities purchasable upon exercise of the warrants.

Merger, consolidation, sale or other disposition

If at any time there is a merger or consolidation involving Umpqua or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Umpqua, then the assuming corporation will succeed to the obligations of Umpqua under the warrant agreement and the related warrants. Umpqua will then be relieved of any further obligation under the warrant agreement and warrants.

Description of other securities

We will set forth in a prospectus supplement, as applicable, a description of our debt securities, which may include senior or subordinated debt securities, units, purchase contracts, depositary shares, junior subordinated debentures, trust preferred securities of the trust and guarantees or any other security that we may offer under this prospectus.

Plan of distribution

We may offer and sell the offered securities in one or more of the following ways from time to time:

•	to or through underwriters;
•	directly to purchasers;
•	through agents;
•	through dealers; or
•	through a combination of any of these methods of sale.

The dealers or agents may include the broker-dealer subsidiary of Umpqua.

The prospectus supplement relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the initial public offering or purchase price of the offered securities and the net proceeds to Umpqua from such sale;

•	any underwriting discounts and commissions other items constituting underwriters’ compensation;

•	any discounts, commissions, concessions or fees allowed to dealers or agents; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NASDAQ, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Umpqua will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Umpqua to one or more institutional purchasers, or through agents designated by Umpqua from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Umpqua to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Umpqua may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, Umpqua will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Umpqua at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The broker-dealer subsidiary of Umpqua, Strand, Atkinson, Williams & York, Inc., is a member of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Umpqua’s broker-dealer subsidiary participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary of Umpqua in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Umpqua’s broker-dealer subsidiary may act as principal or agent in such transactions. Umpqua’s broker-dealer subsidiary will not have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Umpqua and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Umpqua, to indemnification by Umpqua relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Umpqua in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the offered securities. Among other factors, the fiduciary should consider whether such an investment is consistent with the documents governing the plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy, diversification of its portfolio and ERISA prudence and diversification requirements.

Provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA or the Code. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Umpqua has subsidiaries, including a broker-dealer subsidiary, that provide services to employee benefit plans. Umpqua and any such direct or indirect subsidiary of Umpqua may each be considered a “party in interest” and a “disqualified person” to such plans. A purchase of offered securities of Umpqua by any such plan would be likely to result in a prohibited transaction between the plan and Umpqua.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions (“PTCE”) issued by the Department of Labor or a similar exemption or exception applies to such purchase, holding and disposition:

•	PTCE 96-23 for transactions determined by in-house asset managers,
•	PTCE 95-60 for transactions involving insurance company general accounts,
•	PTCE 91-38 for transactions involving bank collective investment funds,
•	PTCE 90-1 for transactions involving insurance company separate accounts, or
•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Umpqua on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

Purchasers of offered securities have the exclusive responsibility for ensuring that their purchase and holding of the offered securities does not violate the prohibited transaction rules of ERISA or the Code.

Legal matters

Foster Pepper LLP, Portland, Oregon will act as legal counsel to the Company and pass upon the validity of securities registered. Special counsel to the trust to be selected by Umpqua will pass upon certain legal matters related to the trust. Counsel for any underwriters, dealers or agents will be identified in the applicable prospectus supplement.

A partner in the firm of Foster Pepper LLP who participated in the preparation of the registration statement of which this prospectus is a part owns an aggregate of approximately 10,000 shares of the Company’s common stock.

Experts

The consolidated financial statements of Umpqua Holdings Corporation and subsidiaries as of December 31, 2007 and 2006 and for the years in the three year period ended December 31, 2007, and the effectiveness of its internal control over financial reporting as of December 31, 2007, incorporated in this document by reference from Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of documents by reference

Other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•

Annual Report on Form 10-K for the year ended December 31, 2007, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2008 annual meeting of shareholders;

•

Our definitive Proxy Statement in connection with our 2008 annual meeting of shareholders filed March 3, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed February 15, 2008, March 7, 2008, March 25, 2008 (and Form 8-K/A filed April 23, 2008), April 22, 2008; October 8, 2008; November 14, 2008; and December 5, 2008 and

•	the description of our common stock contained in our Current Report on Form 8-K filed May 30, 2008, including any amendment or report filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Steven L. Philpott

Executive Vice President, General Counsel and Secretary

Umpqua Holdings Corporation

675 Oak Street, Suite 200

PO Box 1560

Eugene, Oregon 97440

(541) 434-2997

             Depositary Shares,

Representing Interests in Series B Common Stock Equivalent

Prospectus supplement

J.P. Morgan

February     , 2010

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, depositary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our depositary shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.